UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Haynes International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 22, 2021

To My Fellow Stockholders:

        As fiscal year 2021 begins, we look back on a very unusual year. Fiscal 2020 was characterized not only by the challenging business and personal impacts of COVID-19, but also by the positive team-wide efforts to address the many challenges our company has faced, and continues to face, during this unprecedented time. I'm so very proud of how our employees worked to protect each other's health and safety and how our team set and accomplished goals related to significant cash generation and improvement of our long term cost structure and future profitability. Our team is continuing to strategically position our company to emerge from this downturn with a competitive advantage through the supply of our high-value differentiated products and services.

        We are an industry leader in developing nickel- and cobalt-based high performance alloys, identifying applications for our existing and new alloys and providing support to our customers to help them meet their specialized and demanding requirements. While volumes in our first two quarters of fiscal 2020 were negatively impacted by the halt in production of the Boeing 737MAX, the final two quarters also bore the full impact of the pandemic. Our customers across all markets significantly pulled back on orders to conserve cash, and excess inventory existed across all relevant supply chains. Haynes experienced a 22.4% drop in our year on year revenues and a 34.8% reduction in our backlog. This revenue drop led to both a net loss for fiscal 2020 and a temporary halt of the significant momentum we had previously established with gross margin percentage improvement. We quickly addressed the COVID-19 issues directly, first instituting all appropriate safety protocols, then pivoting to a focus on cash generation and reducing our cost structure wherever possible, including salary decreases and an approximately 16% reduction in our overall workforce.

        I firmly believe that the future for Haynes is bright. We are a strong company. In our nearly 109-year history, this company, in various ownership forms, has overcome several significant issues, including the Great Depression, the aftermath of the terrorist attacks of September 11, 2001 in the aerospace industry and the COVID-19 pandemic. Until last March, when the pandemic started to have a major effect on the economy, our aerospace growth was steady and strong. With the potential vaccines and the Boeing 737MAX approvals, we are expecting the pre-pandemic fundamentals to once again drive aerospace growth in the future.

        While fiscal 2020 was a difficult year, our team executed very well. Examples of the progress made across our entire workforce are as follows:

  •
  Our safety rate has continued to improve throughout this past year. Our process improvement initiatives continue to keep safety front of mind for everyone within our company.

  •
  We finished the year with strong liquidity, no debt and $47.2 million in cash on our balance sheet. After the pandemic began, we generated $24.8 million in cash in the second half of fiscal 2020, based, in large part, on our inventory reduction initiatives.

  •
  We improved our gross margin percentage by 670 basis points, year on year, in our first quarter and 580 basis points, year on year, in our second quarter of fiscal 2020, achieving 18% in January and February. This margin improvement was based on bottom line price increases for our high-value differentiated products and a relentless focus on cost reduction.

  •
  We've already invested the capital required to grow with our markets. Future capex needs are expected to be below depreciation for at least the next 3 years.

  •
  Our alloy and applications development work and excellent technical support to our customers continue to be core competencies for our company. We work every day to continue to develop and sell alloys into unique applications requiring high temperature and/or corrosion resistance. Increasingly, our proprietary and specialty alloys are being specified in the next generation of engines in aerospace and industrial gas turbines, into demanding applications in the chemical process industry and technologies including renewable energy and others to help reduce the carbon footprint on our planet. Some examples include our newest alloy, HAYNES® 233™, in an aerospace engine platform, 282® alloy in increased uses in industrial gas turbines and HR-235® alloy in chemical and petro-chemical applications.

  •
  We have improved procedures and processes across all aspects of our business, with our leaders and our teams delivering excellent results. This has resulted in improved pricing, reduced costs and significant progress on critical key initiatives, including our Environmental, Social and Governance and our Enterprise Risk Management processes.

        Finally, my sincere thanks to our shareholders and everyone at Haynes. Our employees have set goals, established metrics, exhibited accountability for results and driven a performance-based mentality into our company. We look forward to our markets improving, and, in conjunction with our safety, cash, price, cost and growth initiatives, showing our shareholders what our business is capable of achieving.

        We wish everyone a healthy and safe 2021.

Sincerely,

Michael L. Shor
President and Chief Executive Officer

January 22, 2021

Dear Stockholders of Haynes International, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") to be held Tuesday, February 23, 2021 at 10:00 a.m. (EST). This year's annual meeting will be a completely "virtual" meeting of stockholders. You can attend the meeting online and vote shares electronically during the annual meeting by visiting www.virtualshareholdermeeting.com/HAYN2021 at the time of the meeting. Prior to the date of the annual meeting, you will be able to vote at www.proxyvote.com or by telephone as described in the accompanying Notice of Annual Meeting. The proposals to be voted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. You may also submit questions before the annual meeting. Questions will be subject to standard screening criteria such as relevancy, tone and elimination of redundancy.

        We hope you are able to attend the annual meeting virtually. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope, visit www.proxyvote.com to vote your shares electronically or vote by telephone as described in the attached Notice of Annual Meeting. The vote of each stockholder is very important. You may revoke your proxy at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed paper proxy bearing a later date or by attending the virtual annual meeting and voting online during the meeting. Stockholders may also revoke their proxies prior to the date of the meeting by entering a new vote over the Internet or by telephone.

        On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.

Sincerely,
Haynes International, Inc.

Michael L. Shor
President and Chief Executive Officer

HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 23, 2021

Stockholders of Haynes International, Inc.:

        The Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") will be held on Tuesday, February 23, 2021 at 10:00 a.m. (EST) for the following purposes:

  1.
  To elect Donald C. Campion as a director of Haynes to serve for a one-year term;

  2.
  To elect Robert H. Getz as a director of Haynes to serve for a one-year term;

  3.
  To elect Dawne S. Hickton as a director of Haynes to serve for a one-year term;

  4.
  To elect Michael L. Shor as a director of Haynes to serve for a one-year term;

  5.
  To elect Larry O. Spencer as a director of Haynes to serve for a one-year term;

  6.
  To ratify the appointment of Deloitte & Touche LLP as Haynes' independent registered public accounting firm for the fiscal year ending September 30, 2021;

  7.
  To hold an advisory vote on executive compensation; and

  8.
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on January 8, 2021 are entitled to notice of, and to vote at, the annual meeting.

        YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE. YOU MAY ALSO VOTE YOUR PROXY PRIOR TO THE MEETING DATE BY VISITING WWW.PROXYVOTE.COM OR BY TELEPHONE AS DESCRIBED BELOW.

        You can attend the meeting online and vote shares electronically during the annual meeting by visiting www.virtualshareholdermeeting.com/HAYN2021 at the time of the meeting. Online check-in will begin at 9:45 EST, and you should allow approximately 15 minutes for the online check-in procedure. Please have the control number on your proxy card available for check-in. Prior to the date of the annual meeting, you will be able to vote at www.proxyvote.com, and the proxy materials will be available at that site. You may also vote prior to the date of the meeting by telephone by calling 1-800-690-6903. Please consult your proxy card for additional information regarding these alternative methods. You may also submit questions before the annual meeting. Questions will be subject to standard screening criteria such as relevancy, tone and elimination of redundancy.

        We hope you are able to attend the annual meeting virtually. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope, visit www.proxyvote.com prior to the annual meeting date to vote your shares electronically or vote by telephone prior to the meeting date using the information provided above. The vote of each stockholder is very important. You may revoke your written proxy at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed paper proxy bearing a later date or by attending the virtual annual meeting and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone prior to the date of the annual meeting.

By Order of the Board of Directors,

Janice W. Gunst
Corporate Secretary

January 22, 2021
Kokomo, Indiana

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 23, 2021: This Notice of Annual Meeting and Proxy Statement and the Company's Fiscal 2020 Annual Report are available in the "Investor Relations" section of the Company's website at www.haynesintl.com

HAYNES INTERNATIONAL, INC. PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 23, 2021

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. ("Haynes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. (EST) on Tuesday, February 23, 2021, and at any adjournment thereof. The meeting will be held completely virtual. This proxy statement and the accompanying form of proxy were first mailed to stockholders of the Company on or about January 22, 2021.

        You may revoke your written proxy at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed paper proxy bearing a later date or by attending the virtual annual meeting and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone prior to the date of the annual meeting.

        All proxies returned prior to the annual meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any executed proxy not specifying to the contrary will be voted as follows:

  (1)
  FOR the election of Donald C. Campion;

  (2)
  FOR the election of Robert H. Getz;

  (3)
  FOR the election of Dawne S. Hickton;

  (4)
  FOR the election of Michael L. Shor;

  (5)
  FOR the election of Larry O. Spencer;

  (6)
  FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for its fiscal year ending September 30, 2021;

  (7)
  FOR the compensation of the Named Executive Officers described herein, in a non-binding, advisory capacity; and

  (8)
  IN the discretion of the proxy holders upon such other business as may properly come before the annual meeting.

        The vote with respect to approval of the compensation of the Company's Named Executive Officers is advisory in nature and will not be binding on the Company or the Board of Directors.

        As of the close of business on January 8, 2021, the record date for the annual meeting, there were outstanding and entitled to vote 12,682,147 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person or represented by a properly completed proxy or a vote by any of the other authorized voting methods described herein at the annual meeting. For beneficial owners who are not record holders, the brokers, banks or nominees holding shares for beneficial owners must vote those shares as instructed. If the broker, bank or nominee has not received instructions from the beneficial owner, the broker, bank or nominee generally has discretionary voting power only with respect to matters that are considered routine matters. If you are not the record holder of your shares and want to attend the virtual meeting and vote in person, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting. Haynes has no other voting securities outstanding. Stockholders do not have cumulative voting rights. All stockholders of record as of January 8, 2021 are entitled to notice of and to vote at the annual meeting.

        A quorum will be present if holders of a majority of the outstanding shares of common stock are present, in person or by proxy, or other authorized voting method, at the annual meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some, but not all, matters will be considered to be present at the annual meeting for quorum purposes, but will be voted only as to those matters as to which a vote is indicated, and will not be voted as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes"). If a quorum is present, the nominees for director will be elected by a majority of the votes cast. Abstentions and broker non-votes are treated as votes not cast and will have no effect on the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm and approval of the compensation of the Company's Named Executive Officers. Accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals. Broker non-votes will have no effect on the outcome of the advisory proposal with respect to the compensation of the Company's Named Executive Officers because this is a non-routine matter for which brokers, banks or other nominees may not vote absent instructions, but will have the same effect as votes against the proposal to ratify the appointment of Deloitte & Touche LLP because this proposal is a routine matter for which brokers, banks or other nominees have discretionary voting power. With respect to any other proposals which may properly come before the annual meeting, proposals will be approved upon the affirmative vote of a majority of the shares of common stock present in person or represented by proxy or other authorized voting method and entitled to vote on such matters at the annual meeting.

        A copy of the Haynes International, Inc. Fiscal Year 2020 Annual Report on Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2020, accompanies this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes.

        This solicitation of proxies is being made by Haynes, and all expenses in connection with this solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies electronically, in person or by telephone.

PROPOSALS FOR 2022 ANNUAL MEETING

        Stockholders desiring to submit proposals to be included in the Proxy Statement for the 2022 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be required to submit them to the Company in writing on or before September 24, 2021, provided that if the date of the 2022 Annual Meeting is more than 30 days from the anniversary of the 2021 Annual Meeting, then the deadline would be a reasonable time before Haynes begins to print and send its proxy materials. Any such stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

        Stockholder proposals other than those to be included in the proxy statement for the 2022 Annual Meeting of Stockholders, pursuant to Rule 14a-8 must be submitted in writing to the Corporate

Secretary of Haynes and received on or before November 25, 2021 and not earlier than October 26, 2021, provided however, that in the event that the 2022 Annual Meeting of Stockholders is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2021 Annual Meeting of Stockholders, notice by the stockholder in order to be timely must be submitted and received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2022 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2022 Annual Meeting is made, whichever first occurs. In addition, any such stockholder proposal must be in proper written form. To be in proper written form, a stockholder proposal (i) other than with respect to director nominations must set forth as to each matter the stockholder proposes to bring before the 2022 Annual Meeting of Stockholders (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (ii) with respect to director nominations must set forth the information described under the heading "Governance Committee and Director Nominations" herein.

        The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of January 8, 2021 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
BlackRock, Inc.(2)	1,976,813	15.8%
T. Rowe Price Associates, Inc.(3)	1,472,507	11.7%
The Vanguard Group(4)	1,300,879	10.39%
Dimensional Fund Advisors LP(5)	1,046,991	8.37%
Royce & Associates, LLC(6)	784,301	6.27%
Edenbrook Capital(7)	658,975	5.25%

(1)
The percentage is calculated on the basis of 12,682,147 shares of common stock outstanding as of January 8, 2021.

(2)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. Based solely on Schedule 13G/A, filed February 3, 2020 with the Securities and Exchange Commission. Represents sole voting power over 1,942,560 shares and sole dispositive power over 1,976,813 shares.

(3)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, 10th floor, Baltimore, Maryland 21202. Based solely on Schedule 13G, filed December 31, 2019 with the Securities and Exchange Commission. Represents sole voting power over 283,508 shares and sole dispositive power over 1,472,507 shares.

(4)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based solely on Schedule 13G, filed December 31, 2019 with the Securities and Exchange Commission.

  Represents sole voting power over 13,543 shares, shared voting power over 1,182 shares, sole dispositive power over 1,289,225 shares and shared dispositive power over 11,654 shares.

(5)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Based solely on Schedule 13G, filed December 31, 2019 with the Securities and Exchange Commission. Represents sole voting power over 1,006,981 shares and sole dispositive power over 1,046,991 shares.

(6)
The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. Based solely on Schedule 13G, filed December 31, 2019 with the Securities and Exchange Commission. Represents sole voting power over 784,301 shares and sole dispositive power over 784,301 shares.

(7)
The address of Edenbrook Capital is 116 Radio Circle, Suite 202, Mount Kisco, New York 10549. Based solely on Schedule 13G, filed April 20, 2020 with the Securities and Exchange Commission. Represents shared voting and dispositive power over 658,976 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the ownership of shares of the Company's common stock as of January 8, 2021 (except as described in any associated footnote), by each director, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated officers during fiscal year 2020 (the "Named Executive Officers") and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

Name	Number	Percent(1)
Michael L. Shor(2)	131,721	1.01
Robert H. Getz(3)	30,206	*
Donald C. Campion(4)	27,262	*
Dawne S. Hickton(5)	15,007	*
Larry O. Spencer(6)	7,221	*
Daniel W. Maudlin(7)	71,320	*
David L. Strobel(8)	31,183	*
Venkat R. Ishwar(9)	63,531	*
Marlin C. Losch III(10)	70,492	*
All directors and executive officers as a group (14 persons)(11)	661,317	4.82%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 12,682,147 shares of common stock outstanding as of January 8, 2021, plus the number of shares that such person or group has the right to acquire beneficial ownership of within sixty days of January 8, 2021, including applicable shares underlying stock options held by such person or group which may be exercised within sixty days of January 8, 2021.

(2)
Shares of common stock beneficially owned by Mr. Shor include 49,814 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Shor has the right to vote, 60,887 shares underlying stock options which may be exercised within sixty days of January 8, 2021, 18,370 shares owned with no restrictions and 2,650 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(3)
Included in this amount are 7,910 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(4)
Included in this amount are 5,150 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(5)
Included in this amount are 8,369 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant

(6)
Shares of common stock beneficially owned by Mr. Maudlin include 15,857 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Maudlin has the right to vote, 47,873 shares underlying stock options which may be exercised within sixty days of January 8, 2021 and 7,590 shares owned with no restrictions.

(7)
Shares of common stock beneficially owned by Mr. Strobel include 14,324 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Strobel has the right to vote, 15,859 shares underlying stock options which may be exercised within sixty days of January 8, 2021 and 1,000 shares owned with no restrictions.

(9)
Shares of common stock beneficially owned by Dr. Ishwar include 11,832 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Ishwar has the right to vote, 44,497 shares underlying stock options which may be exercised within sixty days of January 8, 2021 and 7,202 shares owned with no restrictions.

(10)
Shares of common stock beneficially owned by Mr. Losch include 13,124 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Losch has the right to vote, 44,646 shares underlying stock options which may be exercised within sixty days of January 8, 2021 and 12,722 shares owned with no restrictions.

(11)
Includes 358,346 shares underlying stock options that may be exercised within sixty days of January 8, 2021, 160,244 shares of restricted stock and 31,300 shares of deferred restricted stock.

PROPOSALS TO BE VOTED UPON

1 through 5. ELECTION OF DIRECTORS

        The Amended and Restated By-Laws of the Company provide that the number of directors constituting the whole board shall be fixed from time to time by resolutions of the Board of Directors, but shall not be less than three nor more than nine directors. By resolution, the Board of Directors has fixed the number of directors at five. The terms of all incumbent directors will expire at the annual meeting. Directors elected at the annual meeting will serve for a term ending at the 2022 annual meeting of stockholders and until their respective successors are elected and qualified.

Nominees

        Upon the unanimous recommendation of the Corporate Governance and Nominating Committee (the "Governance Committee"), the Board of Directors has nominated five directors who served in fiscal 2020 for election at the annual meeting. The Board of Directors believes that all of its nominees will be available for re-election at the annual meeting and will serve if re-elected. The directors nominated for election (the "Nominated Directors") are:

Name	Age on 12/31/20	Current Position	Served as Director Since
Robert H. Getz	58	Chairman of the Board; Director	2006
Donald C. Campion	72	Director	2004
Dawne S. Hickton	63	Director	2017
Michael L. Shor	61	President and Chief Executive Officer; Director	2012
Larry O. Spencer	67	Director	2020

        The Board of Directors recommends that stockholders vote FOR the election of all of the Nominated Directors. Unless authority to vote for any Nominated Director is withheld, the accompanying proxy or alternative method of voting will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable to, or for any reason will not, serve. If a quorum is present, those nominees receiving a majority of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors

        Robert H. Getz has been a director since March 31, 2006. Mr. Getz serves as Chairman of the Board and as a member of the Compensation and Corporate Governance and Nominating Committees. Mr. Getz is Managing Partner and Founder of Pecksland Capital Partners, a private investment firm. Prior to 2016, Mr. Getz served as a Managing Director and Partner of Cornerstone Equity Investors, LLC, a private equity investment firm which he co-founded in 1996. Prior to the formation of Cornerstone, Mr. Getz served as a Managing Director and Partner of Prudential Equity Investors and Prudential Venture Capital. Mr. Getz has invested in and served on the boards of numerous public and private technology, manufacturing and metals and mining companies. Mr. Getz currently serves on the Board of Directors of Techtronic Industries (HKG:0669), a leading developer and manufacturer of power tools and equipment. He also serves on the board of Ero Copper (TSX:ERO), a copper mining and exploration company. Mr. Getz formerly served as a Director of Jaguar Mining until 2019. He also served as a Director of NewMarket Gold Inc. until 2016 and as Chairman of Crocodile Gold Corp until its merger with NewMarket in 2015. The board believes that Mr. Getz's experience as an investor and extensive record as a director of other public and private companies, as well as his wide variety of operating experience, enable him to lead the board with his valuable perspective on a variety of strategic issues.

        Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. Mr. Campion has also served on several company boards, both public and private. He currently serves on the board of MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT), a public company, where he is Chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Campion previously served as Chief Financial Officer of several companies, including VeriFone, Inc., Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc. and Delco Electronics Corporation. The Board believes Mr. Campion's substantial tax and accounting experience built through his career in finance at several significant corporations, his work in engineering and lean manufacturing and his experience serving as a director of other companies make him well qualified to serve as a director. Mr. Campion's tax and accounting acumen also qualify him as the Company's Audit Committee financial expert.

        Dawne S. Hickton has been a director since July 1, 2017. Ms. Hickton also serves as Chairperson of the Compensation Committee and a member of the Audit and Corporate Governance and Nominating Committees of the Board. Ms. Hickton is an Executive Vice President and Chief Operating Officer of Jacobs, Critical Missions Solutions line of business (NYSE:J). Serving now in an advisory role, Ms. Hickton is a Founding Partner of Cumberland Highstreet Partners, Inc., an executive strategic consulting firm for manufacturing businesses. Ms. Hickton previously served as Vice Chairman, President and Chief Executive Officer of RTI International Metals, Inc. from 2007 until its sale to Alcoa Corporation in 2015. She was Chair of the board of the Federal Reserve Bank of Cleveland from 2018 to 2020, and was a Director of Triumph Aerospace Group (NYSE:TGI) from 2015 to 2019 and a Director of FNB Corporation (NYSE:FNB) from 2006 to 2013. In addition, she serves on the University of Pittsburgh board of trustees and the board of the Smithsonian National Air & Space Museum. The Board believes that Ms. Hickton's leadership experience in specialty metals, her extensive experience on public boards, as well as her knowledge of Haynes' key markets are benefits to Haynes.

        Michael L. Shor served as the Company's interim President and Chief Executive Officer from May 29, 2018 through August 31, 2018 and was elected as the Company's President and Chief Executive Officer effective September 1, 2018. Mr. Shor has been a director since August 1, 2012, and served as Chairman of the Board from February 2017 through August 2018. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation on July 1, 2011 after a thirty-year career with Carpenter Technology. At Carpenter, Mr. Shor held managerial positions in technology, marketing and operations before assuming full responsibility for the performance of Carpenter's operating divisions. From November 2016 through February 2018, Mr. Shor was a member of the board of AG&E Holdings Inc. (OTC-QB: AGNU), a leading parts distributor and service provider to the casino and gaming industry. The Board believes Mr. Shor's extensive management experience, and specific specialty materials experience, provides valuable insight to lead the Company in its strategic direction, operational excellence and growth initiatives.

        Larry O. Spencer, General, USAF (Ret.) has served as a director since January 1, 2020 and serves as Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Spencer currently serves as President of the Armed Forces Benefit Association and 5Star Life Insurance Company. Mr. Spencer served until March 1, 2019 as President of the United States Air Force Association, a position he held since his retirement as a four-star general in 2015 after serving 44 years with the United States Air Force. Mr. Spencer held positions of increasing responsibility with the Air Force, which included Vice Chief of Staff, the second highest-ranking military member in the Air Force. Mr. Spencer served as Vice Commander of the Oklahoma City Logistics Center where he led repair and overhaul operations for a myriad of Air Force aircraft and engines. Mr. Spencer was also the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office, and he served as Chief Financial Officer and Director of Mission Support at a major command. Mr. Spencer has also been a board director of the Whirlpool Corporation since August 2016 and of Triumph Group, Inc. since February 2018. The Board believes it benefits from Mr. Spencer's experiences as a leader of large, complex organizations and global business operations and logistics and his knowledge of aerospace and insights into defense and government affairs.

        The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominated directors.

Corporate Governance

Board Committee Structure

        The Board of Directors has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Corporate Governance and Nominating Committee.

        The Audit Committee is currently composed of three members, Messrs. Campion (who chairs the Committee), Spencer and Ms. Hickton, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Audit Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Audit Committee is primarily responsible for, among other matters:

  •
  Appointment, retention, termination and oversight, including the approval of compensation, of the Company's independent auditors;

  •
  Pre-approving audit and non-audit services by the independent auditors;

  •
  Reviewing the audit plan and the estimated fees;

  •
  Reviewing and recommending approval to the full Board of securities disclosures and earnings press releases;

  •
  Evaluating and making recommendations to the Board concerning the financial structure and financing strategy of the Company;

  •
  Managing significant risks and exposures (including cybersecurity risks relating to financial reporting) and policies with respect to risk assessment and risk management relating to financial reporting;

  •
  Reviewing operational and accounting internal controls, including any special procedures adopted in response to the discovery of material control deficiencies;

  •
  Reviewing the action taken by management on the internal auditors' and independent auditors' recommendations;

  •
  Reviewing and approving the appointment, reassignment and replacement of the senior internal audit executive;

  •
  Reviewing the qualifications, performance and independence of the independent auditors;

  •
  Reviewing the Company's Code of Business Conduct and Ethics;

  •
  Reviewing and approving the existence and terms of any transactions between the Company and any related party; and

  •
  Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

        The Compensation Committee is currently composed of three members, Ms. Hickton (who chairs the Committee), and Messrs. Campion and Getz, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Compensation Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Compensation Committee is primarily responsible for, among other matters:

  •
  Establishing the Company's philosophy and policies regarding executive and director compensation, and overseeing the development and implementation of executive and director compensation programs;

  •
  Setting the CEO's compensation level and performance goals and approving awards for the CEO under incentive compensation plans based on the performance evaluation conducted by the Board;

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  Reviewing and approving the individual elements of total compensation for the executive management of the Company;

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  Reviewing and approving revisions to the Company's executive officer salary range structure and annual salary increase guidelines;

  •
  Assuring that the Company's executive incentive compensation program is administered in a manner consistent with the Committee's compensation philosophy and policies as to participation, target annual incentive awards, corporate financial goals and actual awards paid to executive officers;

  •
  Reviewing the Company's employee benefit programs and approving changes, subject, where appropriate, to stockholder or Board approval;

  •
  Overseeing regulatory compliance with respect to compensation matters;

  •
  Reviewing performance of executive officers other than the CEO and overseeing succession planning;

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  Overseeing and making recommendations to the Board with respect to the Company's incentive compensation plans and equity-based plans;

  •
  Preparing and issuing compensation evaluations and reports; and

  •
  Performing other duties or responsibilities expressly delegated by the Board from time to time relating to the Company's executive compensation programs.

        The Corporate Governance and Nominating Committee is currently composed of three members, Mr. Spencer (who chairs the Committee), Mr. Getz and Ms. Hickton, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Governance Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Governance Committee is responsible for overseeing the performance and composition of the Board of Directors to ensure effective governance. The Governance Committee identifies and recommends the nomination of qualified directors to the Board of Directors as well as develops and recommends governance principles for the Company. The Governance Committee is primarily responsible for, among other things:

  •
  Overseeing the search for qualified individuals to serve on the Board;

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  Recommending to the Board those director nominees who, in the Committee's opinion, the full Board should recommend for stockholder approval at the annual meeting or for election at such other times when vacancies exist or qualified candidates are identified and available;

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  Assisting the Board in evaluating the continued suitability and effectiveness of incumbent director candidates, both individually and as a group;

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  Overseeing the administration of the Board, including reviewing and recommending the appointment of directors to committees of the Board and monitoring and reviewing the functions of the committees;

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  Developing, approving and reviewing the Company's Corporate Governance Guidelines;

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  Recommending the organization and structure of the Board;

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  Overseeing and reviewing annually the structure and effectiveness of the Board's committee system; and

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  Performing any other duties assigned to it by the Board.

Meetings of the Board of Directors and Committees

        The Board of Directors held eleven meetings during the fiscal year ended September 30, 2020. During fiscal 2020, no member of the Board of Directors attended fewer than 75% of the aggregate of meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he or she was a member during his or her tenure as a director. Meetings include those held in person, by telephone or by any available electronic means. Scheduled meetings are supplemented by frequent informal exchanges of information and, on occasion, actions taken by unanimous written consent without meetings. All of the members of the Board of Directors are encouraged and expected to attend Haynes' annual meetings of stockholders. All of the members of the Board of Directors attended

Haynes' 2020 annual meeting in person. The following chart shows the number of meetings in fiscal 2020 of each of the standing committees of the Board of Directors at which a quorum was present:

Committee	Meetings in Fiscal 2020
Audit Committee	9
Compensation Committee	7
Corporate Governance and Nominating Committee	5

Meetings of Non-Management Directors

        Consistent with NASDAQ governance requirements, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person, telephonic or electronic board meeting, to: (a) review the performance of the management team; (b) discuss their views on management's strategic planning and its implementation; and (c) address any other matters affecting the Company that may concern individual directors. The executive sessions are designed to ensure that the Board of Directors is not only structurally independent, but also is given ample opportunity to exercise independent thought and action. In fiscal 2020, the non-management directors met in executive session six times. When meeting in executive session, the presiding person was the Chairman.

Independence of the Board of Directors and Committee Members

        Except for Mr. Shor, all of the members of the Board of Directors, including each member of the Audit Committee, the Compensation Committee and the Governance Committee, meet the criteria for independence set forth in the rules and regulations of the Securities and Exchange Commission, including Rules 10A-3(b)(1) and 10C-1(b)(1) of the Exchange Act and the definitions and interpretations of NASDAQ. The Board of Directors has determined that Mr. Campion, the Chairman of the Audit Committee, is an "audit committee financial expert" (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is "independent" (under the definitions and interpretations of NASDAQ).

        The roles of Chairman and Chief Executive Officer are split into two positions. The Board of Directors believes that separating these roles aligns the Company with best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that the separation of roles provides a leadership model that clearly distinguishes the roles of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows the Company's Chief Executive Officer to direct his or her energy toward operational and strategic issues while the non-executive Chairman focuses on governance, leadership and providing counsel and advice to the Chief Executive Officer. The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Company's Chief Executive Officer and facilitates improved communications between Company management and Board members.

Family Relationships

        There are no family relationships among the directors and executive officers of the Company.

Conflict of Interest and Related Party Transactions

        It is the Company's policy to require that all conflict of interest transactions between the Company and any of its directors, officers or 5% or greater beneficial owners (each, an "insider") and all transactions where any insider has a direct or indirect financial interest, including related party transactions required to be reported under Item 404(a) of Regulation S-K, must be reviewed and approved or ratified by the Audit Committee of the Board of Directors. Management discloses the existence of any such transaction to the Audit Committee. In addition, the material terms of any such transaction, including the nature and extent of the insider's interest therein, must be disclosed to the Audit Committee. The Audit Committee will then review the terms of the proposed transaction to determine whether the terms of the proposed transaction are fair to the Company and are no less favorable to the Company than those that would be available from an independent third party. Following the Audit Committee's review and discussion, the proposed transaction will be approved or ratified only if it receives the affirmative votes of a majority of the members of the Audit Committee who have no direct or indirect financial interest in the proposed transaction, even though the disinterested directors may represent less than a quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Audit Committee which authorizes the contract or transaction. Haynes did not enter into any transactions in fiscal 2020 with any insider.

Governance Committee and Director Nominations

        Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Governance Committee. The Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Governance Committee will consider the candidate's experience in areas central to the Company, such as operational experience in a manufacturing environment, aerospace or specialty metals industry experience, general business management experience, finance and legal acumen and experience and demonstrated leadership capabilities as well as considering the candidate's personal qualities and accomplishments and their ability to devote sufficient time and effort to their duties as directors. Important areas of experience and expertise include manufacturing, international operations, finance and the capital markets, accounting and experience as a director or executive of other companies, or similar experience in a governmental or non-profit setting. The Governance Committee does not have a formal diversity policy but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Governance Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, including gender identity and similar matters, in addition to race, gender, age, ethnicity and cultural background as elements that contribute to a diverse Board. As of September 30, 2020, diverse persons constituted 50% of the independent members of the Board of Directors, and the same directors are nominees for 2021.

        The Governance Committee has adopted Corporate Governance Guidelines which establish, among other matters, a mandatory retirement age for Board members of 72, subject to exceptions that may be granted by the Board. An exception was granted for Mr. Campion. In recent years, two directors have retired pursuant to the Board's retirement age policy, which the Board believes demonstrates the Board's adherence to proper board refreshment. In keeping with its commitment to enhancing diversity of viewpoints and background on the Board, the two most recent directors appointed to the Board, each of whom brings substantial experience in the form of executive leadership in the specialty metals industry and the U.S. Air Force, respectively, further the Board's goals of enhancing diversity of viewpoints and experience. The Company benefits from their valuable perspectives on the competitive landscape confronting the Company, emerging trends in the defense and aerospace industry as well as their general leadership skills.

        Although the Governance Committee has no formal policy regarding the consideration of director candidates recommended by stockholders, the Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the procedure described below for stockholder nominations. Candidates recommended by stockholders are evaluated in the same manner using the same criteria as candidates recommended by the Board or Governance

Committee or individual directors or officers. In any case, the Governance Committee encourages the proposal of diverse candidates.

        Stockholders may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at Haynes' principal executive offices (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

        To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected.

Code of Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as to its directors and other officers and employees. This Code is posted on the Company's website at www.haynesintl.com/investor-relations/our-company/code-of-business-conduct-and-ethics. The Audit Committee of the Board regularly reviews the Code of Business Conduct and Ethics and is informed of any whistleblower complaints provided thereunder. In addition, the Chief Executive Officer discusses the importance of ethical conduct and compliance with the Code in each quarterly employee meeting or update.

Board of Directors' Role in Risk Oversight

        As a part of its oversight function, the Board of Directors monitors how management operates the Company. The full Board is engaged in the Company's Enterprise Risk Management program, including through regular reporting and discussion, and by working with management to identify and prioritize enterprise risks—the specific financial, operational, business and strategic risks that the

Company faces, whether internal or external. These functions are distributed among the full Board, the committees of the Board and management, as appropriate. Certain strategic and business risks, such as those relating to the Company's products, markets and capital investments (including environmental and social risks), are overseen by the entire Board of Directors. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls or liquidity. The Corporate Governance and Nominating Committee manages the risks associated with governance issues, such as the independence of the Board of Directors, and the Compensation Committee manages risks relating to the Company's compensation plans and policies.

        In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company's risk management structure also includes a standing enterprise risk management committee comprised of members of the executive team and led by the CEO, collectively undertaking an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process. This committee, or individual members thereof, periodically reports to the Board, and individual members of the committee may also do so on an informal basis.

Communications with Board of Directors

        Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Corporate Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. The Company's Corporate Secretary will review the correspondence and forward it to the chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Changes in 2020 Director Compensation Program

        Directors who are also Company employees do not receive compensation for their services as directors. Following is a description of the Company's compensation program for non-management directors in fiscal 2020. In consultation with its independent compensation consultant, Total Rewards Strategies, the Compensation Committee reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

        In consultation with Total Rewards Strategies, for fiscal 2020, the Compensation Committee initially established a target equity grant amount of $105,000 for the Chairman of the Board and $85,000 for each remaining non-employee Director. On November 19, 2019, the Chairman of the Board was granted 2,838 shares of restricted stock and each remaining non-employee director was granted 2,297 shares of restricted stock, pursuant to the Haynes International, Inc. 2016 Incentive Compensation Plan. In December 2019, after reviewing the Company's director compensation program and consulting with its compensation consultant, the Committee recommended and the Board approved an increase in the equity grant amount by $10,000 in order to increase the equity portion of the total amount of compensation paid to the Company's directors in line with its comparator group. Pursuant to the Haynes International, Inc. 2016 Incentive Compensation Plan, on February 5, 2020, each non-employee director was granted 272 of restricted stock, except for Mr. Spencer who received 2,583 shares of restricted stock, the difference being reflective of the timing of Mr. Spencer's election to the Board of Directors during a blackout period in which his initial grant upon election could not be made. In granting the awards, the Compensation Committee considered information provided by Total

Rewards Strategies on methods of encouraging long-term stock ownership by directors, as well as information regarding how comparator group companies utilized restricted or deferred stock.

        In December 2019, after reviewing the Company's director compensation program and consulting with its compensation consultant, the Board approved a reduction in the annual committee retainer fees, effective January 1, 2020, to $10,000 each for the Audit Committee members, $7,500 each for the Compensation Committee members and $5,000 each for the Corporate Governance and Nominating Committee members

        Effective in April 2020, the Board of Directors temporarily reduced all of its cash fees (including committee service-related fees) by 10% in response to the economic impacts of COVID-19. Such reductions will remain in place until otherwise determined.

  Director Compensation Table

        The following table provides information regarding the compensation paid to the Company's non-employee members of the Board of Directors in fiscal 2020, giving effect to the changes discussed above.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Dividends on Stock Awards ($)	Total ($)
R. H. Getz, Chairman	$108,688	$112,508	$7,209	$228,404
D. C. Campion, Director	$93,375	$92,491	$6,733	$192,599
J. C. Corey, Director(2)	$35,417	$84,989	$3,904	$124,310
D. S. Hickton, Director	$88,250	$92,491	$7,305	$188,046
L. O. Spencer, Director	$57,063	$71,239	$1,705	$130,006
W. P. Wall, Director(3)	$74,500	$92,491	$6,613	$173,604

(1)
Represents restricted stock with a grant date fair value equal to $37.00 per share and $27.58 per share, which was the closing price of the Company's common stock on the trading days prior to the date of the grant computed in accordance with FASB ASC Topic 718. The shares of restricted stock are subject to vesting as described more fully under "Director Compensation Program—Equity Compensation".

(2)
Mr. Corey retired as a director at the 2020 Annual Meeting of Stockholders.

(3)
Mr. Wall retired as a director on May 1, 2020.

  Annual Cash Retainer

        In fiscal 2020, non-management members of the Board of Directors received a reduced $57,000 annual retainer related to their Board of Directors duties and responsibilities, which reflects the COVID-related reduction discussed above. The retainer was paid in four installments of $15,000, $15,000, $13,500 and $13,500. Additionally, there was a $42,750 annual retainer for serving as Chairman of the Board, similarly reduced, paid in four quarterly installments of $11,250, $11,250, $10,125 and $10,125.

  Committee Fees

        As noted above, committee service fees were further reduced in April 2020 by the COVID-related reductions in April 2020. In fiscal 2020, directors received an additional annual retainer of $9,500 for each standing committee on which they served, paid in four quarterly installments of $2,500, $2,500, $2,250 and $2,250. In addition, there was a $16,625 annual retainer for serving as the chairman of the Audit Committee, a $11,875 annual retainer for serving as the chairman of the Compensation Committee and a $9,500 annual retainer for serving as the chairman of the Corporate Governance and Nominating Committee of the Board of Directors. Each of the amounts noted above reflects the COVID-related reductions effective in April 2020.

  Equity Compensation

        Members of the Board of Directors are granted shares of time-based restricted stock annually. Such amounts were adjusted in fiscal 2020 as set forth under "Director Compensation Program". The shares of restricted stock will vest in full on the earlier of (i) the first anniversary of the grant date, or (ii) the failure of the director to be re-elected at an annual meeting of the stockholders of the Company as a result of the director being excluded from the nominations for any reason other than "cause" as defined in the 2016 Incentive Compensation Plan. Upon their respective retirements, 2,569 restricted shares owned by Mr. Wall vested and 2,297 restricted shares owned by Mr. Corey vested.

        The Company has a deferred compensation plan for directors and executives that permits directors to defer up to 100% of their cash retainers and up to 100% of their annual equity grant. Several non-employee directors elected to defer the receipt of shares upon vesting to a later date. Any deferral election also results in deferral of the receipt of dividends throughout the deferral period on deferred restricted stock.

  Director Stock Retention Guidelines

        The Board of Directors approved stock ownership guidelines for non-employee members of the Board of Directors effective January 1, 2014. The guidelines provide that directors own common stock equal to 400% of their annual cash retainer within five (5) years of their date of election to the Board. For purposes of this calculation, shares owned by an individual include shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under the Company's 2009 Restricted Stock Plan, the 2016 Incentive Compensation Plan, or the 2020 Incentive Compensation Plan, as applicable, and shares subject to a deferral election. The guidelines also provide that directors retain a certain amount of stock (based upon the value of shares owned) after meeting the ownership goal. As of January 8, 2021, given that the guidelines allow for a five (5) year accumulation period, all of the directors to whom the ownership guideline applied met the guideline.

        The share ownership amount for each non-employee director as of January 8, 2021 is summarized below and is based on the closing price of the Company's stock as of January 8, 2021.

Name	Number of Non-vested Shares	All Other Shares	Total Share Ownership	Ownership Value as of 1/8/2021
R. H. Getz	5,521	24,685	30,206	$747,599
D. C. Campion	4,638	22,624	27,262	$674,735
D. S. Hickton	4,638	10,369	15,007	$371,423
L. O. Spencer	4,638	2,583	7,221	$178,720

  Total Compensation

        In accordance with the 2020 Incentive Compensation Plan the annual maximum equity award for each director is $250,000, and the maximum annual total compensation (cash and equity) limit is $350,000 for each director.

  Expenses

        The Company reimburses directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof and other expenses incurred by directors in connection with their service to the Company.

  Indemnification Agreements

        Pursuant to individual written agreements, the Company indemnifies all of its directors against loss or expense arising from such individuals' service to the Company and its subsidiaries and affiliates and advances attorneys' fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee as of September 30, 2020 were Ms. Hickton, Mr. Campion and Mr. Getz. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

  SUBMITTED BY THE COMPENSATION COMMITTEE

  Dawne S. Hickton, Chair
  Donald C. Campion
  Robert H. Getz

Compensation Discussion and Analysis

  2020 Business Summary

        In fiscal 2020, the Company results, which were heavily impacted by both the COVID-19 pandemic and the issues relating to the grounding of the Boeing 737 MAX, were as follows.

  •
  Net revenues of $380.5 million in fiscal 2020 as compared to $490.2 million in fiscal 2019 and net loss of $6.5 million in fiscal 2020 compared to net income of $9.7 million in fiscal 2019 (which included $20.9 million in special non-recurring charges).

  •
  Backlog decrease to $153.3 million at the end of fiscal 2020, down $81.9 million from $235.2 million at the end of fiscal 2019.

  •
  Net cash provided from operating activities of $36.2 million in fiscal 2020 compared to net cash provided from operating activities of $43.0 million in fiscal 2019, a decrease of $6.9 million.

  Overview

        This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2020 for Michael L. Shor, the Company's principal executive officer; Daniel W. Maudlin, the Company's principal financial officer; and David L. Strobel, Venkat R. Ishwar and Marlin C. Losch III, the Company's other three most highly compensated executive officers in fiscal 2020, as well as other senior executives. Detailed information regarding the compensation of these named executive officers, who are referred to as "Named Executive Officers" or "NEOs", appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

        This Compensation Discussion and Analysis consists of the following parts:

  Responsibility for Executive Compensation Decisions

  Role of Executive Officers in Compensation Decisions

  Executive Compensation Philosophy and Principles

  Committee Procedures

  Setting Named Executive Officer Compensation in Fiscal 2020

  Responsibility for Executive Compensation Decisions

        The Compensation Committee of the Board of Directors, whose membership is limited to independent directors, acts pursuant to a Board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers, and making decisions regarding specific compensation to be paid or awarded to them. The Compensation Committee has responsibility for establishing and monitoring adherence to the Company's compensation philosophies and objectives. The Compensation Committee aims to ensure that the total compensation paid to the Company's executives, including the NEOs, is fair, reasonable and competitive. Although the Compensation Committee approves all elements of an executive officer's compensation, it approves equity grants and certain other incentive compensation subject to approval by the full Board of Directors.

  Role of Executive Officers in Compensation Decisions

        No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, the Company's Chief Executive Officer provides the Compensation Committee with performance evaluations and presents individual compensation recommendations to the Compensation Committee, as well as compensation program design recommendations. The Chief Executive Officer's performance is evaluated by the Board of Directors. Mr. Shor's salary was established by the Executive Employment Agreement between Mr. Shor and the Company entered into on September 1, 2018 (as reduced by the 10% temporary salary reduction put in place in April 2020 for the Named Executive Officers and other executive officers of the Company discussed below). The Chief Executive Officer and the Chief Financial Officer work closely with the Compensation Committee on the development of the financial targets and overall compensation awardable to the Named Executive Officers under the Company's Management Incentive Plan ("MIP") as those amounts are determined by reference to the Company's annual operating budget. The Compensation Committee retains the full authority to modify, accept or reject all compensation recommendations provided by management.

  Executive Compensation Philosophy and Objectives

        The Company's compensation program is designed to attract, motivate, reward and retain key executives who drive the Company's success and enable it to consistently achieve corporate performance goals in the competitive high-performance alloy business and increase stockholder value. The Company seeks to achieve these objectives through a compensation package that:

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  Pays for performance: The MIP provides incentives to the Company's executive officers based upon meeting or exceeding specified short-term financial goals, taking into consideration the ability of the Company's executives to influence financial results. In addition, grants of restricted stock, performance shares and stock options provide an appropriate incentive to produce stockholder returns through long-term corporate performance, including through the attainment of performance targets applicable to performance share grants.

  •
  Supports the Company's business strategy: The annual bonus provided by the MIP focuses the Company's executive officers on short-term goals, while the Company's equity compensation plans aim to engage management in the Company's long-term performance. The Company believes both of those elements serve to align management interests with creating stockholder value.

  •
  Pays competitively: The Company sets compensation levels so that they are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

  •
  Values stockholder input: In setting compensation levels, the Company takes into account the outcome of stockholder advisory votes regarding executive compensation.

        In addition to aligning management's interests with the interests of the stockholders, a key objective of the Company's compensation plan is mitigating the risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. The Compensation Committee also values and seeks diversity in the executive team, including the Named Executive Officers. As of September 30, 2020, the ten-person executive team included three diverse members.

        As part of its oversight responsibilities, the Compensation Committee, along with a cross-functional team with representatives from Human Resources, Legal and Finance, annually evaluates the risks arising from the Company's compensation policies and practices, with the assistance of its independent compensation consultant. The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short- term and long-term incentives, the distribution of compensation between equity and cash and other factors that mitigate risk. The Committee concluded that the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

        At the Company's 2019 annual meeting of stockholders, the stockholders voted on a non-binding advisory proposal to approve the compensation of the Named Executive Officers. Approximately 96.59% of the shares voted on the proposal were voted in favor of the proposal. In light of the approval by a substantial majority of stockholders of the compensation programs described in the Company's 2019 proxy statement, the Compensation Committee did not implement material changes to the executive compensation programs as a result of the stockholders' advisory vote.

  2020 Compensation Plan Highlights

        The design of the Company's executive compensation program for 2020 was generally consistent with the design of the 2019 program. The following table highlights the features of the program:

•

Pay-for-performance philosophy

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Pay positioning philosophy relative to comparator group and mix of base salary and annual and long-term incentive compensation

•

Annual incentive compensation metrics

•

Change-in-control agreements with best practice features (double-trigger severance, less than three times base salary and target bonus, no tax gross-up, no enhanced retirement benefits)

•

Compensation risk assessment

•

Performance share awards to enhance the balance of the long-term incentive program, together with stock options and restricted stock

•

Relative total shareholder return (TSR) as performance share metric to ensure alignment with shareholders

•

Clawback policy consistent with SEC proposed regulations mandated by Dodd Frank

•

Share ownership and retention requirement for management and directors

•

Limited perquisites

  Committee Procedures

        The Compensation Committee retains the services of Total Rewards Strategies, an independent compensation consulting firm, to analyze the compensation and financial data of a comparator group of companies. Total Rewards Strategies also provides the Compensation Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Compensation Committee receives from management. Total Rewards Strategies provided analyses and opinions regarding executive compensation trends and practices to the Compensation Committee during fiscal 2019 and fiscal 2020. Total Rewards Strategies did not provide any services to the Company other than compensation consulting to the Compensation Committee in fiscal 2019 or fiscal 2020. Total Rewards Strategies' work for the Company in fiscal 2020 did not raise any conflicts of interest.

  Comparator Group

  •
  The Company uses the comparator group as a reference for its executive compensation program. The Compensation Committee believes the comparator group is representative of the labor market from which the Company recruits executive talent. Factors used to select the comparator group companies include industry segment, market capitalization, revenue, profitability, labor markets, business model, customer markets, institutional ownership and number of employees.

  •
  The Compensation Committee reviews and approves the composition of the comparator group annually. For the 2020 fiscal year, the Committee approved the fiscal 2020 comparator group which is comprised of 24 companies, including industrial metals, mineral and manufacturing companies.

Ampco-Pittsburgh	Insteel Industries	Olympic Steel
CECO Environmental	L.B. Foster	Shiloh Industries
CIRCOR International	Lindsay Corp.	Skyline Champion
Columbus-McKinnon	LSB Industries	Stoneridge
Core Molding Technologies	Materion	Synalloy Corp.
CTS	Myers Industries	Timken Steel
Ducommun	NN	Titan International
Global Brass and Copper	Northwest Pipe	Universal Stainless & Alloy Products

  Market Rates

        Among other analyses, Total Rewards Strategies provides the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation, or the Median Market Rate. The Compensation Committee uses the Median Market Rate as a primary reference point when determining compensation targets for each element of pay. As noted, by changing the composition of its comparator group, the Committee believes it adjusted the Median Market Rate to a level more consistent with the Company's revenue base, market capitalization and performance. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation near the Median Market Rate of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the Median Market Rate based on the Compensation Committee's evaluation of the individual's performance, experience and potential.

        Consistent with the Compensation Committee's philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved. The Compensation Committee requires appropriate targets to achieve incentive payments in order to promote alignment of interests with the Company's stockholders. In recent years, the Company's financial performance and stock price performance fell below the Compensation Committee's targets, which resulted in the Company's executives foregoing significant incentive payments and equity compensation. The Compensation Committee believes this best ensures that the Company's executives are properly aligned with stockholders. The effectiveness of this approach is demonstrated by the fact that (i) in three of the last five fiscal years, no incentive payments were earned by management due to the Company's underperformance versus the financial targets established by the Compensation Committee, (ii) in two years less than the target was paid out due to underperformance versus target, (iii) approximately 24,550 shares of restricted stock were forfeited as unearned for failure to achieve required performance targets, (iv) 14,993 performance share awards expired without resulting in the earning of shares and (v) 115,500 options expired worthless. The Committee believes its philosophy, and the implementation of that philosophy, is in the best interests of the Company's stockholders, and has resulted in a significant transformation in the focus and effort of its management team under the leadership of Michael Shor, its Chief Executive Officer who began service in May 2018.

  Setting Named Executive Officer Compensation in Fiscal 2020

        Michael L. Shor was appointed President and Chief Executive Officer of the Company on September 1, 2018, after serving as interim President and Chief Executive Officer since May 29, 2018. The disclosures regarding Mr. Shor's fiscal 2020 compensation within this section should be read with that background and in conjunction with the disclosures provided under the "CEO Compensation" section and the notes to the "Summary Compensation Table" provided herein.

  Components of Compensation

        The chief components of each Named Executive Officer's compensation in fiscal 2020 were:

  •
  base salary;

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  a performance-based annual incentive award under the MIP;

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  long-term compensation awards that include a combination of stock options, time-based restricted stock and performance shares;

  •
  employee benefits, such as life, health and disability insurance benefits, and a qualified savings (401(k)) plan; and

  •
  limited perquisites.

        Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by the Company's executives. The Compensation Committee reviews information provided by Total Rewards Strategies and the Company's historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among elements, the Company believes the compensation of the Company's most senior executives, including the Named Executive Officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this strategy, 68% of the Named Executive Officers' total target compensation, including the Chief Executive Officer's compensation, was allocated to performance-based pay in fiscal 2020.

        Fiscal 2020 Target Compensation

  Base Salary

        The Company provides executives with a base salary that is intended to attract and retain the quality of executives needed to lead the Company's complex businesses. Base salaries for executives are generally targeted at the Median Market Rate of the comparator group, although individual performance, experience, internal equity, compensation history and contributions of the executive are also considered. The Committee reviews base salaries for Named Executive Officers annually and may make adjustments based on individual performance, experience, market competitiveness, internal equity and the scope of responsibilities.

        The base salaries of the Named Executive Officers were generally increased at the beginning of fiscal 2020, prior to the implementation of a 10% temporary salary reduction put in place in April 2020 for the Named Executive Officers and other executive officers of the Company in response to the adverse financial impacts of the COVID-19 pandemic. These reductions were reversed effective as of January 1, 2021 for all of the Named Executive Officers other than the Chief Executive Officer, whose salary will remain at the reduced amount until determined otherwise. Other than the reversal of previous reductions, no Named Executive Officer (or other executive officer of the Company) received any salary increase at the beginning of fiscal 2021. More widely across the Company, furloughs and layoffs occurred in fiscal 2020, resulting in the reduction of the Company's workforce by approximately 16%. In addition, most employees were required to take a week of unpaid furlough in the fourth quarter of fiscal 2020 and were required to choose between a 7.7% reduction in pay or a week of unpaid furlough in the first quarter of fiscal 2021. The furlough requirement did not apply to the Named Executive Officers, or any other executive officers of the Company, due to the previous 10% reduction of their base salaries in April 2020.

        The following table provides annualized base salary information for the Named Executive Officers effective July 1, 2019 and base salary as of July 1, 2020 as a percentage of the Median Market Rate for 2020:

Named Executive Officer	Base Salary as of July 1, 2019	Base Salary Prior to April 1, 2020	Base Salary as of July 1, 2020	Base Salary as a Percentage of Median Market Rate for 2020
Michael L. Shor	$580,000	$637,500	$573,750	77%
Daniel W. Maudlin	$305,000	$312,000	$280,800	76%
David L. Strobel	$280,000	$295,000	$265,500	86%
Venkat R. Ishwar	$286,000	$293,000	$263,700	92%
Marlin C. Losch III	$275,000	$285,000	$256,500	87%

  Management Incentive Plan—Annual Cash Incentive

        The purpose of the MIP is to provide an annual cash bonus based on the achievement of specific operational and financial performance targets, tying compensation to the creation of value for stockholders. Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive's responsibilities and contributions to business results and internal equity. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions or adjusting the performance measures based on external economic factors. No such adjustments were made for fiscal 2020, and no MIP payments were earned. MIP payments are made on a sliding scale in accordance with established performance targets and are earned as of the end of the applicable fiscal year. MIP payments are sometimes referred to herein as a "bonus".

        For fiscal 2020, the target performance level was established by reference to the Company's consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board of Directors for its review and approval. The bonus target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management's presentation of the annual operating budget. For fiscal 2020, the Compensation Committee established a target by reference to the Company's net income (loss) as the sole financial goal for MIP payouts. The Board of Directors did not make any changes to the 2020 net income targets or thresholds in response to the economic effects of COVID-19.

        The Board of Directors establishes income and performance goals in order the align the interests of management with those of the Company's stockholders. Based upon fiscal 2019's net income and 2020's net loss, MIP payments in excess of the minimum threshold but less than target were made for fiscal year 2019, and no payment was made for fiscal 2020.

        The table below lists the 2020 MIP incentive awards that could have been earned at the minimum, target and maximum levels by each Named Executive Officer as a percentage of his base salary:

	MIP Incentive as % of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Michael L. Shor	40.0%	80.0%	120.0%
Daniel W. Maudlin	32.5%	65.0%	97.5%
David L. Strobel	30.0%	60.0%	90.0%
Venkat R. Ishwar	25.0%	50.0%	75.0%
Marlin C. Losch III	25.0%	50.0%	75.0%

        The following table sets forth the targets for net income (loss), as well as actual net income (loss) for fiscal 2020:

($ in thousands)	Net Income
Threshold	$10,500
Target	$21,000
Maximum	$28,000
Fiscal 2020 Actual Net Loss	$(6,478)

        The Compensation Committee and the Board of Directors made some changes to the MIP structure for fiscal 2021 in response to the economic effects of the COVID-19 pandemic. The fiscal 2021 MIP program includes operating cash flow and net income metrics.

  Long-Term Incentives

        Stockholders approved the 2016 Incentive Compensation Plan on March 1, 2016, and the 2020 Incentive Compensation Plan on February 25, 2020. In fiscal 2020, grants were made under the 2016 Plan until stockholder approval of the 2020 Plan. The plans provide the Company with a means to grant compensation awards designed to attract and retain key management, including the Named Executive Officers. The Compensation Committee administers the plans and believes awards available under the plans provide an appropriate incentive to produce superior returns to stockholders over the long term by offering participants an opportunity to benefit from stock appreciation through stock ownership.

        Competitive benchmarking to the comparator group, the executive's responsibilities and the individual's contributions to the Company's business results determine the level of long-term compensation. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. Fair value methodologies, which are consistent with the Company's expensing of equity awards under Financial Accounting Standards Board ASC Topic 718 Compensation—Stock Compensation, were used in fiscal 2020 to determine the value of stock options.

        The Company currently does not have any formal plan requiring it to grant equity compensation on specified dates. With respect to newly hired or promoted executives, the Company's practice is typically to consider stock equity grants at the first meeting of the Compensation Committee and Board of Directors following such executive's hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. The Company's policy is to issue equity grants at a time when the Company is in an "open window" for trading purposes, which customarily occurs two days after the filing of the Company's required quarterly and annual reports with the Securities and Exchange Commission, and that the grant value of all equity awards is equal to the fair market value on the date of grant, which is determined using the closing price on the trading day prior to the grant date. The Compensation Committee considers whether or not to grant additional equity awards to the management team on an annual basis. In addition, a pool of shares (initially in the amount of 5,000 shares but decreasing over time as grants are made) is available for management to provide "spot grants" to employees based upon performance.

        The amount of equity compensation for the Named Executive Officers and other executive officers is determined by the Committee as part of the total mix of compensation, including base salary, long-term incentive compensation and short-term incentive compensation. The Committee uses information provided by its compensation consultant regarding the composition and median value of equity compensation for equivalent executive officers in the comparator group as a reference point in its analysis of appropriate equity compensation for the CEO and the other Named Executive Officers. The Committee then applies its judgment and experience to balance the following factors in determining equity compensation for the CEO and the other Named Executive Officers:

  •
  responsibilities and duties of the relevant officer;

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  individual performance;

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  Company performance;

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  stockholder return;

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  internal pay equity;

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  individual potential; and

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  retention risk.

        The Committee believes that a combination of performance shares, time-based restricted stock and stock options aligns the executive's interests with those of the stockholders and provides an appropriate balance between long-term stock price appreciation and executive retention. In fiscal 2020, the regular annual equity grants to the NEOs consisted of thirty-three percent (33%) stock options, thirty-three percent (33%) performance shares and thirty-three percent (33%) time-based restricted stock.

  Clawback Policy

        The Board of Directors has adopted a clawback policy that is consistent with the currently proposed SEC regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The clawback policy provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

        If needed to comply with the final regulations when issued, the Board of Directors will make changes to that policy.

  Anti-Pledging and Anti-Hedging Policies

        Pledging is the practice in which a director or executive secures a loan by using equity compensation obtained from the Company as collateral to secure the loan ("Pledging"). Any director, executive officer or other employee of the Company is prohibited from Pledging. In addition, directors, executive officers and key employees of the Company are prohibited from trading in any interest or position relating to the future price of the Company's securities, such as a put, call or short sale.

  Stock Ownership and Retention Guidelines

        The Board of Directors has approved stock ownership guidelines applicable to executive officers and members of the Board of Directors. The guidelines established the goal that, within five (5) years from the date of hiring, promotion or election, executive officers and directors each own an amount of the Company's common stock determined based upon a multiple of base salary, in the case of executive officers, or annual retainer, in the case of board members. The multiples are as follows: in the case of the Chief Executive Officer, 300% of base salary; in the case of all other Named Executive Officers, 200% of base salary; in the case of other executive officers, 100% of base salary; and in the case of non-employee members of the Board of Directors, 400% of annual cash retainer. The calculation of shares owned by an individual includes shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under the Company's 2016 or 2020 Incentive Compensation Plan, as applicable, including performance shares at target amount, whether or not then earned, shares subject to a deferral election and shares subject to exercisable stock options with exercise prices lower than then current market value. The guidelines also require that executive officers and directors retain at all times the required amount of stock (based upon value of shares owned) after first meeting the ownership goal. As of September 30, 2020, given the five (5) year accumulation period permitted by the guidelines, all of the executive officers of the Company, including the Named Executive Officers, to whom the guidelines are applicable were in compliance with the guidelines.

  Stock Options

        All options granted to the Company's NEOs vest in three equal annual installments on the first, second and third anniversaries of the grant date. The Company currently grants stock option awards under the 2020 Incentive Compensation Plan. Upon departure from the Company, executives retain the options; provided that, in the event of termination of employment due to death, disability (as defined in the 2016 and 2020 Plans) or retirement (as defined in the 2016 and 2020 Plans), the options remain exercisable for five years following the date of the event; in the case of termination for cause (as defined in the 2016 and 2020 Plans), the options are forfeited and no longer exercisable; and in the case of termination of employment for any reason other than those noted above, the options remain exercisable for a period of, in the case of the CEO, six months following the date of termination, or in the case of any other NEO, ninety days following the date of termination

        The Compensation Committee granted stock options to the management team, including the Named Executive Officers, in November 2019. The Compensation Committee believes that the stock options, in conjunction with the other elements of compensation described herein, align management's interests with those of the stockholders and will provide no return whatsoever if stockholders do not also realize gains. In determining the number of shares underlying the options to be granted to the Named Executive Officers, the Compensation Committee established the value of such shares underlying the options at $9.66 for the November 2019 grant using a fair value methodology. The Compensation Committee then set a total pool of options for grant to all executive officers of approximately $0.9 million for the November 2019 grant.

  Restricted Stock and Performance Shares

        Grants of restricted stock and performance shares vest in accordance with the terms and conditions established by the Compensation Committee. In fiscal 2020, the Compensation Committee set restrictions on the vesting of the performance share grants based on the achievement of specific performance goals, while vesting of the restricted stock grants is time-based.

        Restricted stock and performance share grants are subject to forfeiture if employment or service terminates prior to the end of the vesting period or, in the case of performance shares, if performance goals are not met. The Company assesses, on an ongoing basis, the probability of whether performance criteria will be achieved. The Company will recognize compensation expense over the performance period if it is deemed probable that the goal will be achieved. The fair value of the Company's restricted stock is determined based upon the closing price of the Company's common stock on the trading day before the grant date. The plan provides for the adjustment of the number of shares covered by an outstanding grant and the maximum number of shares for which restricted stock may be granted in the event of a stock split, extraordinary dividend or distribution or similar recapitalization event. Outstanding shares of restricted stock are entitled to receive dividends on shares of common stock after the grant date, but no other type of equity compensation award is entitled to receive dividends until after vesting or exercise, as applicable.

2018 Fiscal Year Performance Share Awards

        On November 21, 2017, executives, including the Named Executive Officers (other than Mr. Shor and Mr. Strobe who were not then NEOs), were also granted awards of a target amount of performance shares. The actual number of shares that were ultimately earned, as well as the number of shares of common stock that would be distributed in settling those performance shares, was determined at the end of a three-year performance period starting on October 1, 2017 and ending on September 30, 2020 based on the relative total shareholder return (TSR) of the Company compared to the 2018 TSR Peer Group. The total number of performance shares earned and shares of common stock distributed could range from 0% to 200% of the target amount of performance shares granted. Participants were required to be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control. Participants received shares equal to 86.11% of the award amount based upon the Company's stock performance versus the stock of other companies in the TSR Peer Group.

        The 2018 TSR Peer Group for the 2018 fiscal year performance share granted consisted of the following companies: Allegheny Technologies, Carpenter Technology, Commercial Metals, Global Brass & Copper, Insteel Industries, Kaiser Aluminum, Materion Corporation, Olympic Steel, Timken Steel and Universal Stainless & Alloy Products.

2020 Fiscal Year Grants

        On November 19, 2019, executives, including the Named Executive Officers, were granted time-based restricted stock. Participants must be employees at the end of the three year vesting period to have continuing rights to the awarded stock, except in the event of death, disability or a change in control.

        On September 15, 2020, executives, including the Named Executive Officers were granted additional time-based restricted stock. For these shares, participants must be employees at the end of a one year vesting period for 50% of this grant and at the end of a two year vesting period for the remaining 50% of this grant. These grants were not made in replacement of any potential cash bonus payments foregone due to the Company's performance during fiscal 2020. In fact, at the time these grants were made, it was still possible that cash bonus payments could have been earned. Instead, the grants were made in part to reward the Named Executive Officers for performance during the downturn and promote retention during difficult historically unprecedented economic times and particularly challenging circumstances in the Company's industry, recognizing the value of the participants to the Company and the difficulty of replacing any of them at that time. In addition, the grants were made to motivate continued focus on safety, operations improvements and cost reduction during the difficult economic conditions resulting from the COVID-19 pandemic, further aligning the participants' interests with the Company's shareholders. The number of shares of time-based restricted stock granted in fiscal 2020 are listed in the "Grants of Plan-Based Awards Table" on page 32.

        On November 21, 2019, executives, including the Named Executive Officers, were also granted awards of a target amount of performance shares. The actual number of shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those performance shares, are determined at the end of a three-year performance period starting October 1, 2019 and ending September 30, 2022, based on the relative total shareholder return (TSR) of the Company compared to the 2020 TSR Peer Group. The total number of performance shares earned and shares of common stock distributed can range from 0% to 200% of the target amount of performance shares granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control.

        Relative TSR compares the results of investing in common stock of the Company versus the stock of other companies in the TSR Peer Group considering both the appreciation or depreciation in share price as well as the value of dividends distributed during the three-year time period. Share price is calculated at the beginning and end of the period using the average closing price for the twenty (20) business days immediately prior to the start of the performance period (October 1) and immediately prior to the end of the performance period (September 30).

        The relative TSR performance metric for the 2020 - 2022 performance period is determined as follows:

Haynes TSR Versus TSR Peer Group	Payout % of Target Award
50th %ile to 100th %ile	2.0x Haynes Percentile Ranking
30th %ile to 49th %ile	50% + (2.5x {Haynes Percentile Ranking—30%})
<30th percentile	0.0%

        The 2020 TSR Peer Group is comprised of the following companies: Arconic, Inc.; Allegheny Technologies Incorporated; Carpenter Technology Corporation; Commercial Metals Company; Insteel Industries Inc.; Kaiser Aluminum Corporation; Materion Corporation; Olympic Steel, Inc; and Universal Stainless & Alloy Products, Inc.

        On November 19, 2019, executives, including the Named Executive Officers, were granted stock options that expire after ten years. The options vest 33 1/3% per year over three years from the date of grant. The number of options and exercise prices are listed in the "Grants of Plan-Based Awards Table" on page 32.

  Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan (which provides for a matching contribution to be made by the Company), health care plan, life insurance plan and other welfare benefit programs. The Company pays premiums for life insurance for each of the Named Executive Officers. The Company's benefits are designed to be competitive with other employers in the central/ northern Indiana region to enable it to compete for and retain employees.

        In addition, the Company maintains the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of certain eligible domestic employees, including certain of the Named Executive Officers who were hired prior to December 31, 2005. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen, and no further benefits will accumulate.

  Perquisites

        The Company historically provided limited perquisites to certain executives to allow those executives to increase their efficiency in business and community development opportunities. In recent years, the Company determined that those perquisites were not required and decided to eliminate them over time. All perquisites were eliminated before or during fiscal 2020. In fiscal 2020, those perquisites consisted of a country club membership for Mr. Losch, which membership was canceled in January of 2020, and automobile allowances for Mr. Losch and Mr. Ishwar, which were cancelled in January of 2020. In fiscal 2020, no single perquisite exceeded $10,000 per person.

  Non-Qualified Deferred Compensation Plan

        The Compensation Committee approved implementation of a non-qualified deferred compensation plan for independent directors and executive officers effective November 20, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The plan allows directors to defer up to 100% of their annual cash retainers and up to 100% of their annual equity grants. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of MIP and up to 100% of Long Term Incentive awards.

  CEO Compensation

        The Company entered into an Employment Agreement on September 1, 2018, under which Mr. Shor agreed to serve as the President and Chief Executive Officer of the Company on a full-time basis for an initial term ending on September 30, 2020, provided that the initial employment term automatically extends for additional one-year periods commencing on October 1, 2020 and on each anniversary thereafter, unless the Board or Mr. Shor provides written notice to the other to the contrary at least 90 days prior to the end of the then current term.

        Under the terms of Mr. Shor's September 1, 2018 Employment Agreement, Mr. Shor is (a) entitled to receive a base salary at a rate of $580,000 per year, subject to adjustment as approved by the Compensation Committee (b) eligible to receive an annual bonus ranging from 40% to 120% of Mr. Shor's base salary (with the target amount set at 80%), based upon the achievement by the Company of specific performance requirements measured over the Company's fiscal year, as determined by the Compensation Committee, (c) eligible for grants of equity awards under the Company's equity incentive plans in the sole and absolute discretion of the Board and (d) entitled to reimbursement for certain travel and relocation expenses. Mr. Shor is also entitled to participate in the Company's benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. In addition, the Company must use reasonable efforts to secure term life insurance coverage for Mr. Shor in an amount not less than four times his annual salary, subject to certain stipulations. The September 1, 2018 Employment Agreement terminated Mr. Shor's interim Employment Agreement, provided that the equity awards granted to Mr. Shor pursuant to his interim Employment Agreement dated May 29, 2018, remained outstanding on the terms of the relevant award agreements and, to the extent earned, Mr. Shor remained entitled to payment of the MIP bonus provided under the interim agreement. All of the incentive compensation payable pursuant to the September 1, 2018 Employment Agreement is subject to recoupment under the terms of the Company's Clawback Policy.

        Mr. Shor's salary, as well as those of the other Named Executive Officers, was reduced by 10% as of April 2020. His salary will remain at that reduced rate until determined otherwise by agreement of Mr. Shor and the Compensation Committee.

Tax Implications of the Compensation Committee's Compensation Decisions

        Section 162(m) of the Internal Revenue Code ("Code") generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered "qualified performance-based compensation" as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption. Certain arrangements entered into prior to November 2, 2017 are considered "grandfathered" and compensation paid under such arrangements will continue to be deductible until the arrangements are materially modified.

        The Compensation Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. However, in light of the changes to Section 162(m), the Committee anticipates that a larger portion of future compensation paid to the Company's NEOs will be subject to a tax deduction disallowance under Section 162(m). The Compensation Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Annually, the Compensation Committee reviews all compensation programs and payments, including the tax impact on the Company.

Compensation Tables and Narrative Disclosure

        The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the Company for the persons who acted as CEO, CFO and the other Named Executive Officers in fiscal 2020.

  Summary Compensation Table

        The narrative and footnotes below describe the total compensation disclosed in the below Summary Compensation Table for fiscal 2018, 2019 and 2020 to the Named Executive Officers. For information on the role of each element of compensation within the total compensation package, please see the discussion above under "Compensation Discussion and Analysis".

        Salary—This column represents the base salary earned during fiscal 2018, 2019 and 2020, including any amounts invested by the Named Executive Officers in the Company's 401(k) plan. Base salary for fiscal 2020 reflects the 10% reduction in salary effective as of April 2020.

        Stock Awards—This column represents the fair value of the restricted stock and performance share grants, computed in accordance with FASB ASC Topic 718.

        Option Awards—This column represents the compensation expense the Company recognized for financial statement reporting purposes, computed in accordance with Financial Accounting Standards Board ASC Topic 718, with respect to stock options granted in fiscal 2018, 2019 and 2020. For options issued in fiscal 2018, 2019 and 2020, compensation expense was calculated using a fair value methodology and recognized over the vesting period of the stock option.

        Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2018, 2019 and 2020 by the Named Executive Officers under the 2017, 2018 and 2019 MIP.

        Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2018, 2019 and 2020 in the pension value for the Named Executive Officers under the Haynes International, Inc. Pension Plan. A description of the Pension Plan can be found below under "Pension Benefits".

        All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2018, 2019 and 2020 not reported in previous columns, such as the

Company's matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain perquisites and benefits.

Name and Principal Position	Year	Salary	Stock Awards(2)	Options(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension	All Other Comp(5)	Total
M. L. Shor(1)	2020	$606,750	$1,049,958	$339,964	—	—	$46,459	$2,043,131
President & CEO	2019	$579,616	$718,341	$659,292	$352,971	—	$108,898	$2,419,118
	2018	$138,462	$297,064	$208,800	$46,167	—	$102,426	$792,919
D. W. Maudlin	2020	$297,438	$325,140	$93,586	—	$13,421	$26,072	$755,657
VP of Finance & CFO	2019	$304,530	$212,460	$210,240	$150,812	$18,645	$24,843	$921,525
	2018	$280,395	$186,591	$56,492	$93,229	—	$24,882	$641,589
D. L. Strobel	2020	$281,039	$270,864	$68,828	—	—	$22,514	$643,244
VP of Manufacturing	2019	$279,903	$151,744	$209,072	—	—	$14,893	$655,612
	2018	$5,288	$35,340	$55,150	—	—	—	$95,778
V. R. Ishwar	2020	$279,315	$242,178	$68,364	—	$117,399	$26,684	$733,940
VP Marketing and Technology	2019	$285,865	$154,979	$185,476	$108,787	$142,969	$34,905	$912,976
	2018	$278,895	$162,025	$49,187	$77,275	—	$35,893	$603,275
M. C. Losch III	2020	$271,615	$265,753	$66,490	—	$65,173	$30,885	$699,916
VP Sales and Distribution	2019	$274,867	$149,016	$207,905	$104,598	$93,517	$33,972	$863,875
	2018	$267,996	$156,927	$47,239	$74,256	—	$26,624	$573,042

(1)
Mr. Shor became interim President and Chief Executive Officer on May 29, 2018 and became permanent President and Chief Executive Officer on September 1, 2018.

(2)
The amounts listed in the table include restricted stock and performance share awards (PSA's) as valued in accordance with FASB ACS Topic 718. PSA's are valued based on the target number of share awards at grant date which is less than the maximum potential share awards that may be granted at the end of the performance period. If the maximum number of share awards is granted, the stock award amount granted in fiscal 2020 will be $1,455,425 for M. Shor, $436,745 for D. Maudlin, $352,946 for D. Strobel, $323,730 for M. Losch III, and $345,054 for V. Ishwar.

(3)
The options issued in fiscal 2018, 2019 and 2020 were valued pursuant to FASB ASC Topic 718 using a fair value methodology.

(4)
No amounts were earned in fiscal 2020 under the 2020 MIP. Please see the discussion of the MIP under "Compensation Discussion and Analysis".

(5)
Amounts shown in the "All Other Compensation" column include the following:

Name	Year	Dividends On Restricted Stock	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Other		Total
M. L. Shor	2020	$22,062	$3,960	$8,697	$11,740	—	—		$46,459
	2019	$12,544	$3,960	$6,368	$13,480	$2,326	$70,220		$108,898
	2018	$6,732	$570	$1,017	—	—	$94,107	(1)	$102,426
D. W. Maudlin	2020	$8,534	$2,135	$5,657	$9,746	—	—		$26,072
	2019	$6,792	$2,196	$5,497	$10,358	—	—		$24,838
	2018	$7,502	$2,023	$5,492	$9,865	—	—		$24,882
D. L. Strobel	2020	$5,640	$2,020	$4,870	$9,984	—	—		$22,514
	2019	$2,572	$1,764	$1,623	$8,934	—	—		$14,893
	2018	—	—	—	—	—	—		—
V. R. Ishwar	2020	$6,655	$2,005	$6,045	$9,579	—	$2,400		$26,684
	2019	$5,578	$2,059	$5,886	$9,536	$204	$11,642		$34,905
	2018	$6,842	$2,009	$6,858	$9,449	$802	$9,933		$35,893
M.C. Losch III	2020	$6,787	$1,951	$6,452	$11,436	—	$4,259		$30,885
	2019	$5,380	$1,980	$6,281	$5,668	$2,133	$12,530		$33,972
	2018	$6,622	$1,937	$6,281	$4,584	—	$7,200		$26,624

(1)
Included, in the case of Mr. Shor only, relocation expenses of $68,013 as well as rent reimbursement of $2,206.

  Grants of Plan-Based Awards in Fiscal 2020

        During fiscal 2020, the Named Executive Officers received four types of plan-based awards:

        Management Incentive Plan—On November 19, 2019, the Named Executive Officers were awarded grants under the Company's 2020 MIP. Under the plan, certain employees of the Company, including the Named Executive Officers, were eligible for cash awards if the Company met certain net income targets established by the Compensation Committee for fiscal 2020. The amount of the cash awards could range between 40% and 120% of base salary for Mr. Shor, 25% and 75% of base salary for Messrs. Ishwar and Losch; 32.5% and 97.5% for Mr. Maudlin and 30% and 90% for Mr. Strobel, depending on the level of net income earned by the Company compared to the targeted amount.

        Stock Options—Non-qualified options were granted to the Named Executive Officers on November 19, 2019 under the Haynes International, Inc. 2016 Incentive Compensation Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the trading day prior to the date of grant.

        Restricted Stock—On November 19, 2019, executives, including the Named Executive Officers, were granted restricted stock under the Haynes International, Inc. 2016 Incentive Compensation Plan which are subject to time-based vesting and will vest on the third anniversary of the date of grant, if the participant is then employed by the Company, except in the event of death, disability or a change in control.

        On September 15, 2020, executives, including the Named Executive Officers were granted restricted stock under the Haynes International, Inc. 2020 Incentive Compensation Plan which are subject to time-based vesting and will vest on the first and second anniversary of the date of the grant for 50% of the grant, each.

        Performance Share Awards—On November 19, 2019, executives, including the Named Executive Officers, were granted awards of a target amount of performance shares. The actual number of performance shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those performance shares, are determined at the end of a three-year performance period and will depend on the calculated total shareholder return of the Company at the end of the performance period as compared to the total shareholder return of a peer group of ten companies. The total performance shares earned and shares of common stock distributed can range from 0% to 200% of the target amount granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control.

  Grants of Plan-Based Awards Table

			Est. Future Pay Under Inc. Plan			Estimated Future Payouts Under Equity Incentive Plan Awards
												Grant Date FV of Stock & Option(3)
									All Other Stock	All Other Options	Ex or Base Price of Option(2)
Name and Princ Pos	Grant Type	Date	Threshold	Target	Max	Threshold	Target	Max
M. L. Shor	MIP	11/19/19	$255,000	$510,000	$765,500
	Option	11/19/19								35,193	$37.00	$339,964
	Restr. Stock-Time based	11/19/19							9,191			$644,492
	Performance Share Awards(1)	11/19/19				—	9,188	18,376	—			$405,466
	Restr. Stock-Time based	09/15/20							16,500
D. Maudlin	MIP	11/19/19	$101,400	$202,800	$304,200
	Option	11/19/19								7,125	$37.00	$68,828
	Restr. Stock-Time based	11/19/19							2,530			$213,535
	Performance Share Awards(1)	11/19/19				—	2,529	5,058				$111,605
	Restr. Stock-Time based	09/15/20							6,500
D. L. Strobel	MIP	11/19/19	$88,500	$177,000	$265,500
	Option	11/19/19								7,125	$37.00	$68,828
	Restr. Stock-Time based	11/19/19							1,861			$188,782
	Performance Share Awards(1)	11/19/19				—	1,860	3,720				$82,082
	Restr. Stock-Time based	09/15/20							6,500
V. R. Ishwar	MIP	11/19/19	$73,250	$146,500	$219,750
	Option	11/19/19								7,077	$37.00	$68,364
	Restr. Stock-Time based	11/19/19							1,848			$160,626
	Performance Share Awards(1)	11/19/19				—	1,848	3,696				$81,552
	Restr. Stock-Time based	09/15/20							5,000
M. C. Losch III	MIP	11/19/19	$71,250	$142,500	$213,750
	Option	11/19/19								6,883	$37.00	$66,490
	Restr. Stock-Time based	11/19/19							1,798			$186,451
	Performance Share Awards(1)	11/19/19				—	1,797	3,594				$79,302
	Restr. Stock-Time based	09/15/20							6,500

(1)
Target number of performance shares that have not vested. This column represents the target number of performance share to be earned over a three-year performance period and settled in shares of common stock.

(2)
The exercise price of each option is equal to the closing market price of shares of common stock on the trading day prior to the grant date.

(3)
Represents the grant date fair value calculated in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

  Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the Named Executive Officers' outstanding equity awards as of September 30, 2020. The equity awards consist of stock options, shares of restricted stock (with time-based vesting) and performance share awards. The table includes the following:

        Number of Securities Underlying Unexercised Options (Exercisable)—This column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.

        Number of Securities Underlying Unexercised Options (Unexercisable)—This column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercise Price—All outstanding option exercise prices are equal to the closing market price of shares of common stock on the day prior to grant date.

        Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the option holder. In all cases, this is ten years from the date of grant.

        Number of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested—All shares of restricted stock and performance share awards granted to the Named Executive Officers in fiscal 2020 are unvested.

        Market Value of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 30, 2020 closing price of the Company's common stock of $17.09 and is calculated in accordance with FASB ASC Topic 718.

	Option Awards						Restricted Stock Awards			Performance Share Awards
Name	Grant Date		Number of securities underlying unexercised options (Exercisable)(1)	Number of securities underlying unexercised options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested		Market Value of Shares That Have Not Vested	Number of Awards Not Vested(4)	Market Value of Shares that Have Not Vested
M. L. Shor	06/01/18		15,000	—	$42.58	06/01/28				—	—
	11/21/18		9,717	19,435	$33.98	11/21/28	9,105	(2)	$155,604	9,102	$133,949
	05/24/19	(a)	4,444	8,889	$30.54	05/24/29	—		—	—	—
	05/24/19	(b)	4,898	9,795	$33.59	05/24/29	—		—	—	—
	05/24/19	(c)	5,379	10,757	$36.65	05/24/29	—		—	—	—
	11/19/19		—	35,193	$37.00	11/19/29	9,191	(2)	$157,074	9,188	$91,597
	9/15/20		—				16,500	(3)	$281,985	—
D. W. Maudlin	11/25/11		1,200	—	$55.88	11/25/21	—		—	—	—
	11/20/12		3,300	—	$47.96	11/20/22	—		—	—	—
	11/26/13		4,000	—	$52.78	11/26/23	—		—	—	—
	11/25/14		7,500	—	$46.72	11/25/24	—		—	—	—
	11/24/15		7,300	—	$37.75	11/24/25	—		—	—	—
	11/22/16		4,800	—	$40.86	11/22/26	—		—	—	—
	11/21/17		3,867	1,933	$31.76	11/21/27	2,850	(2)	$48,707	—	—
	11/21/18		2,874	5,749	$33.98	11/21/28	2,693	(2)	$46,023	2,692	$39,617
	05/24/19	(a)	1,508	3,016	$30.54	05/24/29	—		—	—	—
	05/24/19	(b)	1,662	3,323	$33.59	05/24/29	—		—	—	—
	05/24/19	(c)	1,825	3,650	$36.65	05/24/29	—		—	—	—
	11/19/19		—	9,688	$37.00	11/19/29	2,530	(2)	$43,238	2,529	$25,212
	9/15/20		—				6,500	(3)	$111,085	—
D. L. Strobel	09/17/18		1,667	3,333	$35.34	9/17/28	1,000	(2)	$17,090	—	—
	11/21/18		2,052	4,105	$33.98	11/21/28	1,923	(2)	$32,864	1,923	$28,300
	05/24/19	(a)	1,825	3,651	$30.54	05/24/29	—		—	—	—
	05/24/19	(b)	2,012	4,023	$33.59	05/24/29	—		—	—	—
	05/24/19	(c)	2,209	4,418	$36.65	05/24/29	—		—	—	—
	11/19/19		—	7,125	$37.00	11/19/29	1,861	(2)	$31,804	1,860	$18,543
	9/15/20		—				6,500	(3)	$111,085	—
V. R. Ishwar	11/24/10		2,100	—	$40.26	11/24/20	—		—	—	—
	11/25/11		1,900	—	$55.88	11/25/21	—		—	—	—
	11/20/12		3,500	—	$47.96	11/20/22	—		—	—	—
	11/26/13		4,000	—	$52.78	11/26/23	—		—	—	—
	11/25/14		7,200	—	$46.72	11/25/24	—		—	—	—
	11/24/15		7,100	—	$37.75	11/24/25	—		—	—	—
	11/22/16		4,200	—	$40.86	11/22/26	—		—	—	—
	11/21/17		3,367	1,683	$31.76	11/21/17	2,500	(2)	$42,725	—	—
	11/21/18		2,096	4,193	$33.98	11/21/28	1,964	(2)	$33,565	1,964	$28,903
	05/24/19	(a)	1,508	3,016	$30.54	05/24/29	—		—	—	—
	05/24/19	(b)	1,662	3,323	$33.59	05/24/29	—		—	—	—
	05/24/19	(c)	1,825	3,650	$36.65	05/24/29	—		—	—	—
	11/19/19		—	7,077	$37.00	11/19/29	1,848	(2)	$31,582	1,848	$18,423
	9/15/20		—				5,000	(3)	$85,450	—
M. C. Losch II	11/24/10		2,300	—	$40.26	11/24/20	—		—	—	—
	11/25/11		1,900	—	$55.88	11/25/21	—		—	—	—
	11/20/12		3,400	—	$47.96	11/20/22	—		—	—	—
	11/26/13		4,000	—	$52.78	11/26/23	—		—	—	—
	11/25/14		7,200	—	$46.72	11/25/24	—		—	—	—
	11/24/15		6,900	—	$37.75	11/24/25	—		—	—	—
	11/22/16		4,025	—	$40.86	11/22/26	—		—	—	—
	11/21/17		3,233	1,617	$31.76	11/21/27	2,400	(2)	$41,016	—	—
	11/21/18		2,016	4,031	$33.98	11/20/28	1,889	(2)	$32,283	1,888	$27,785
	05/24/19	(a)	1,825	3,651	$30.54	05/24/29	—		—	—	—
	05/24/19	(b)	2,012	4,023	$33.59	05/24/29	—		—	—	—
	05/24/19	(c)	2,209	4,418	$36.65	05/24/29	—		—	—	—
	11/19/19		—	6,883	$37.00	11/19/29	1,798	(2)	$30,728	1,797	$17,915
	9/15/20		—				6,500	(3)	$111,085	—

(1)
Except as noted, vest in three equal annual installments on the first, second and third anniversaries of the grant date.

(2)
Vest on the third anniversary of the grant date.

(3)
Vest in two equal annual installments on the first and second anniversary of the grant date.

(4)
Vest on the third anniversary of the grant date if the Company has met a relative total shareholder return goal.

Option Exercises and Stock Vested

        The following table provides information concerning the exercise of stock options and vesting of restricted stock awards for the Named Executive Officers in fiscal 2020.

	# of Shares Acq. On Exerc.	Value realized on Exerc.	# of Shares Acq. On Vesting	Value Realized on Vesting	# of Shares Acq. On Vesting	Value realized on Vesting
M.L. Shor	—	$—	—	$—	—	$—
D.W. Maudlin	—	$—	2,175	$79,127	2,153	$36,795
D. L. Strobel	—	$—	—	$—	—	$—
V.R. Ishwar	2,500	$8,125	1,875	$68,213	1,851	$31,634
M.C. Losch III	3,700	$9,916	1,825	$66,394	1,808	$30,899

(1)
This column is calculated by multiplying the number of shares acquired by the closing price of a share of Common Stock on the vesting date. The Named Executive Officers had the following stock awards vest in fiscal 2020:

Name	Type of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Closing Price on Vesting Date ($/Share)	Value Realized on Vesting ($)
M.L. Shor	Time-Based Restricted Stock		—	—	—
D.W. Maudlin	Time-Based Restricted Stock	11/22/19	2,175	$36.38	$79,127
D.L. Strobel	Time-Based Restricted Stock	—	—	—	—
V.R. Ishwar	Time-Based Restricted Stock	11/22/19	1,875	$36.38	$68,213
M.C. Losch II	Time-Based Restricted Stock	11/22/19	1,825	$36.38	$66,394

  Pension Benefits

        The Company maintains a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts the Company contributes to the pension plan pursuant to funding requirements. The following table sets forth the present value of accumulated benefits payable in installments after retirement, based on retirement at age 65. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate. No payments were made to any of the Named Executive Officers pursuant to the Pension Plan in fiscal 2020.

	Year	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
M. L. Shor	2020	Defined Benefit	N/A	—
D. W. Maudlin	2020	Defined Benefit	15	$93,537
D. L. Strobel	2020	Defined Benefit	N/A	—
V. R. Ishwar	2020	Defined Benefit	35	$941,732
M. C. Losch III	2020	Defined Benefit	32	$597,091

        Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.6% of the employee's average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee's average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee's accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62; (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above; or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service and payments to an employee's surviving spouse. Participants' interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001 became 100% vested in their benefits on that date. Vested benefits are generally paid to retired employees beginning at or after age 55.

  Non-Qualified Deferred Compensation Plan

        The Compensation Committee approved implementation of a non-qualified deferred compensation plan for independent directors and executive officers effective November 20, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The plan allows directors to defer up to 100% of their annual cash retainer, annual committee chair cash retainers and annual equity grants. The plan allows eligible employees to defer up to 80% of their base salaries, up to 100% of MIP and up to 100% of long term incentive awards.

        Mr. Shor deferred 2,650 shares in 2017 while serving as an independent director.

Executive	Executive Contributions in 2020	Haynes Contributions in 2020	Aggregate Earnings from Deferred Shares in 2020	Aggregate Withdrawals Distributions in 2020	Aggregate Balance at 09/30/2020
M.L. Shor	—	—	$(47,356)	—	$52,285

  Potential Payments Upon Termination or Change of Control

        As described in this Compensation Discussion and Analysis, Mr. Shor has an Employment Agreement and the other Named Executive Officers have termination benefits agreements that provide for payments to the Named Executive Officers at, following or in connection with a termination of their employment in the circumstances described in those agreements. In addition, certain of the Company's compensation plans and arrangements provide for acceleration of vesting of outstanding unvested options and restricted stock in certain circumstances described therein, including a "change of control" of the Company.

        The information below generally describes payments or benefits payable to the Named Executive Officers (including Mr. Shor) under agreements between the Named Executive Officers and the Company or under the Company's compensation plans and arrangements in the event of a change of control of the Company or the termination of the Named Executive Officer's employment, whether prior to or following a change of control of the Company. Any such payments or benefits that a Named Executive Officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company's employees on similar terms are not described. Certain capitalized terms used in this discussion are defined under the caption "Certain Definitions" below.

  Conditions and Obligations Applicable to Receipt of Termination/Change of Control Payments

        Under the applicable compensation agreements, each Named Executive Officer has agreed not to compete with, or solicit the employees of the Company during and for a one-year period (two years for Mr. Shor) after termination of employment. Further, each Named Executive Officer is obligated to maintain the confidentiality of Company information and to assign all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas or expressions thereof to the Company. The Company is entitled to cease making payments or providing benefits due under the applicable agreement if the Named Executive Officer breaches the confidentiality, non-competition or non-solicitation provisions of the agreement.

        As a condition to the receipt of the payments and other benefits to be received by the Named Executive Officers under the applicable agreements upon termination of employment, each Named Executive Officer must execute and deliver to the Company a release of all claims against the Company, including claims arising out of his employment with the Company. Certain payments to Mr. Shor are required to be made or commence on the date that the release executed by him in connection with the termination of his employment becomes effective (generally seven days following execution thereof by Mr. Shor). In addition to the release, Named Executive Officers may be asked to sign letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.

  Payments Made Upon Death or Disability

        Upon death or total disability, the Company's compensation plans and arrangements for the Named Executive Officers provide as follows:

  •
  Each Named Executive Officer (other than Mr. Shor) or his heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

  •
  Mr. Shor or his heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date, and (iv) health and welfare benefits through the date on which the termination occurs.

  •
  All unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for six months from the termination date in the case of options granted under the 2009 Restricted Stock Plan or five years in the case of options granted under the 2016 or 2020 Incentive Compensation Plans, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

  •
  All restrictions on transfer of any shares of restricted stock held by the Named Executive Officer on the termination date, including vesting conditions, will lapse as of the termination date and performance based restricted stock and performance shares will be deemed earned, so long as the Named Executive Officer has been continuously employed by the Company between the grant date and the termination date.

  •
  In the case of death, the Named Executive Officer's designated beneficiary is entitled to receive the death benefit under a Company-provided life insurance policy in the amount of two times the Named Executive Officer's base salary (four times base salary for Mr. Shor).

  •
  In the case of total disability, the Named Executive Officer will be entitled to disability benefits under the Company's executive long-term disability plans. Each Named Executive Officer is entitled to disability benefits under a group plan and an individual plan. The group plan provides for a monthly benefit equal to 50% of monthly base salary, subject to a maximum benefit of $10,000 per month. The individual plan provides for a monthly benefit equal to 70% of monthly base salary, subject to a maximum benefit of $5,000 per month. Benefits under the plan are payable monthly beginning 90 days after the employee becomes disabled and continuing until age 65.

  Payments Made Upon Other Termination

        If the employment of any of the Named Executive Officers (other than Mr. Shor) is terminated by the Company for "cause" (as defined in the Termination Benefits Agreements), or is terminated by the Named Executive Officer without "good reason"(as defined in the Termination Benefits Agreements), the Named Executive Officer would be entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; and (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date.

        If, prior to or more than 12 months after any change of control, the employment of any Named Executive Officer (other than Mr. Shor) is terminated by the Company without "cause" or is terminated by the Named Executive Officer with "good reason", the Named Executive Officer would be entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

        If Mr. Shor's employment is terminated by the Company for "cause" (as defined in his Employment Agreement), or by Mr. Shor without "good reason" (as defined in his Employment Agreement), Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date. He would also be entitled to continuation of health and welfare benefits through the termination date.

        If, prior to or more than 24 months after a change of control, Mr. Shor's employment is terminated by the Company without "cause" or by Mr. Shor for "good reason",

  •
  Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date. He would also be entitled to continuation of health and welfare benefits through the termination date.

  •
  Mr. Shor is entitled to a continuation of his annual salary as in effect immediately prior to such termination date through the end of the then current employment term, payable in accordance with the then prevailing payroll practices of the Company.

        If Mr. Shor is not otherwise entitled to a bonus for the same period or fiscal year as part of his termination benefits, Mr. Shor is entitled to receive a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of whole months he worked in the fiscal year in which the termination date occurs.

        In addition, the Company's 2020 Incentive Compensation Plan provides for the vesting of restricted stock, restricted stock units, performance shares and performance units in the case of "retirement" or involuntary severance of service other than for "cause". During fiscal 2020, time-based restricted stock was granted under the 2020 Plan and none of the Named Executive Officers were retirement-eligible. Had a Named Executive Officer's employment been terminated on September 30, 2020 involuntarily for any reason other than "cause", the restricted stock granted to such Named Executive Officer on September 16, 2020 would have vested as of that termination date.

  Payments Made Upon or Following a Change of Control

        The Company's 2009 Restricted Stock Plan and the 2016 and 2020 Incentive Compensation Plans provide that all restrictions imposed on shares of restricted stock subject to restricted stock awards under the plan, including vesting conditions, lapse upon a change of control and performance based restricted stock and performance shares will be deemed earned. Similarly, all unvested stock options issued pursuant to the Company's stock option plans vest automatically upon the occurrence of the events described in clauses (i) or (ii) of the definition of a "change of control" below, and the Board of Directors has discretion to accelerate the vesting of unvested stock options in the event of any other event constituting a change of control. In the event that the employment of a Named Executive Officer (other than Mr. Shor) is terminated by the Company without "cause" or by the Named Executive Officer for "good reason" within 12 months following a change of control,

  •
  The Named Executive Officer is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's accrued but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs; and (v) an amount equal to one year's base salary.

  •
  Subject to the discretion of the Board of Directors as described above, all unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for one year from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

  •
  The Named Executive Officer and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination for a period of one year following the termination date, unless the Named Executive Officer obtains comparable benefits from another employer.

        If Mr. Shor's employment is terminated by the Company without "cause" or by Mr. Shor for "good reason" within 24 months after a change of control,

  •
  Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date.

  •
  Mr. Shor is entitled to a cash payment equal to two times his annual salary as in effect immediately prior to the termination date, payable in equal monthly installments of one-twenty- fourth of the total amount of the cash payment.

  •
  Any unvested stock options held by Mr. Shor as of the termination date will become vested and exercisable and will remain exercisable after the termination date for a period equal to the lesser of (i) six months following the termination date or (ii) the expiration of the original exercise period of such option.

  •
  Mr. Shor and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination through and including the termination date.

  Certain Definitions

        A termination for "cause", as defined in the Termination Benefits Agreements and Mr. Shor's Employment Agreement, means a termination by reason of the good faith determination of the Company's Board of Directors that the Named Executive Officer (1) continually failed to substantially perform his duties to the Company (other than a failure resulting from his medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of the Company's Chief Executive Officer (or, in Mr. Shor's case, the Board), knowing violation of the law in the course of performance of his duties with the Company, repeated absences from work without a reasonable excuse or intoxication with alcohol or illegal drugs while on the Company's premises during regular business hours, (2) engaged in conduct which constituted a material breach of the confidentiality, non-competition or non-solicitation provisions of the applicable agreement, (3) was indicted (or equivalent under applicable law), convicted of or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (4) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates or (5) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Named Executive Officer within thirty (30) days (or by Mr. Shor within 15 days) after receipt of written notice from the Board. Under the 2020 Incentive Compensation Plan, the term "cause" is defined by reference to the Termination Benefits Agreements, in the case of the Named Executive Officers other than Mr. Shor, and, in Mr. Shor's case, by reference to his Employment Agreement.

        The term "change of control" has varying definitions under the different plans and agreements, but generally means the first to occur of the following: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        The term "good reason" means the occurrence of any of the following actions or failures to act if it is not consented to by the Named Executive Officer in writing: (a) a material adverse change in the Named Executive Officer's duties, reporting responsibilities, titles or elected or appointed offices; (b) a material reduction by the Company in the Named Executive Officer's base salary or annual bonus opportunity, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Named Executive Officer; or (c) solely with respect to Mr. Shor, any change of more than 50 miles in the location of the principal place of Mr. Shor's employment. None of the actions described in clauses (a) and (b) above shall constitute "good reason" if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Named Executive Officer (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that "good reason" ceases to exist for any action described in clauses (a) and (b) above on the 60th day following the later of the occurrence of such action or the Named Executive Officer's knowledge thereof, unless the Named Executive Officer has given the Company written notice thereof prior to such date.

  Quantification of Payments and Benefits

        The following tables quantify the potential payments and benefits upon termination or a change of control of the Company for each of the Named Executive Officers assuming the Named Executive Officer's employment terminated on September 30, 2020, given the Named Executive Officer's compensation and service level as of that date and, if applicable, based on the Company's closing stock price of $17.09 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Information regarding the present value of pension benefits for each of the Named Executive Officers is set forth above under the caption "Pension Benefits" on page 34. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or change of control, including, but not limited to, the date of any such event, the Company's stock price and the Named Executive Officer's age, any actual amounts paid or distributed may be different. None of the payments set forth below would be grossed-up for taxes.

 M. L. Shor

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason		Change of Control
Performance-based Cash Payment(1)	$510,000		$510,000		—	$510,000			$510,000	(3)
Cash Severance	—		—		—	$637,500	(2)		$1,275,000	(3)
Stock Options(4)	—		—		—	—		$
Restricted Stock—Time(5)	$594,664		$594,664		—	$594,664			$594,664
Performance share awards(6)	$312,576		$312,576		—	—			$312,576
Life, Long-Term Disability and Health Insurance Benefits	$2,550,000	(7)	$681,253	(8)	—	—			$15,093

D. W. Maudlin

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$202,800		$202,800		—	$202,800	$202,800	(9)
Cash Severance	—		—		—	—	$312,000	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Time(5)	$249,053		$249,053		—	$249,053	$249,053
Performance share awards(6)	$131,952		$131,952		—	—	$131,952
Life, Long-Term Disability and Health Insurance Benefits	$624,000	(7)	$1,736,840	(8)	—	—	$15,205

D.L. Strobel

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$177,000		$177,000		—	$177,000	$177,000	(9)
Cash Severance	—		—		—	—	$195,000	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Time(5)	192,844		$192,844		—	$192,844	$192,844
Performance share awards(6)	$64,651		$64,651		—	—	$64,651
Life, Long-Term Disability and Health Insurance Benefits	$590,000	(7)	$999,806	(8)	—	—	$15,090

V. R. Ishwar

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$146,500		$146,500		—	$146,500	$146,500	(9)
Cash Severance	—		—		—	—	$293,000	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Time(5)	$193,322		$193,322		—	$193,322	$193,322
Performance share awards(6)	$101,891		$101,891		—	—	$101,891
Life, Long-Term Disability and Health Insurance Benefits	$586,000	(7)	—	(8)	—	—	$15,075

 M. C. Losch III

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	142,500		$142,500		—	$142,500	$142,500	(9)
Cash Severance	—		—		—	—	$285,000	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Time(5)	$215,112		$215,112		—	$215,112	$215,112
Performance share awards(6)	$98,866		$98,866		—	—	$98,866
Life, Long-Term Disability and Health Insurance Benefits	$550,000	(7)	$842,301	(8)	—	—	$15,021

(1)
Represents base salary as of September 30, 2020, excluding the temporary salary reductions put in place in response to the COVID-19 pandemic, multiplied by the target percentage of the fiscal year 2020 MIP.

(2)
In the case of termination by the Company without cause, Mr. Shor would be paid through the end of his Employment Agreement which expires on September 30, 2021.

(3)
Represents the amount payable to Mr. Shor if his employment is terminated within 24 months after a change of control by the Company without "cause" or by Mr. Shor for "good reason".

(4)
Represents market value of $17.09 per share minus the exercise price for all unvested options (but not less than zero). The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 34 above.

(5)
Represents the market value of $17.09 of all time-based restricted stock awards at target in the case of death or disability and in the case of a change of controls. The number of time-based restricted stock awards for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 34 above.

(6)
Represents the market value at $17.09 of all unvested performance share awards at target in the case of death or disability not in the case of a change of control. The number of unvested performance share awards for each Named Executive Office is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 34 above.

(7)
Represents death benefit under a life insurance policy, the premiums on which are paid by the Company, equal to four times base salary for Mr. Shor and two times base salary for the other Named Executive Officers.

(8)
Represents the present value of benefits payable under the Company's executive long-term disability plans, determined using the same discount rate used to determine the Company's funding obligation under the pension plan.

(9)
Represents the amount payable to the Named Executive Officer if his employment is terminated within 12 months (24 months for Mr. Shor) after a change of control by the Company without "cause" or by the Named Executive Officer for "good reason".

  CEO Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of Michael Shor, President and Chief Executive Officer

of the Company, to the annual total compensation of the "median" Company employee, determined as described below (the "CEO Pay Ratio"):

        For fiscal 2020:

  •
  the annual total compensation of the employee identified as the median employee of the Company (other than the Chief Executive Officer) was $55,514; and

  •
  the annual total compensation of the Chief Executive Officer for purposes of determining the CEO Pay Ratio was $2,043,131.

        Based on this information, the ratio of the annual total compensation of the Chief Executive Officer to the median employee's annual total compensation was estimated to be 36.8 to 1 for fiscal 2020.

        The increase from the prior year's ratio is primarily attributable to the fact that Mr. Shor's annual total compensation increased as a result of the September 2020 grant of restricted stock to Mr. Shor and the other Named Executive Officers as well as the decrease in annual total compensation for the median employee as a result of reduced work hours resulting from the economic effects of COVID-19.

        This CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the Company's payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

        To identify the median of the annual total compensation of all of the Company's employees, as well as to determine the annual total compensation of the "median employee", the methodology and the material assumptions, adjustments and estimates used were as follows:

        The Company determined that, as of September 30, 2020, the Company's employee population consisted of approximately 1,037 individuals globally. The Company selected September 30, 2020, which was the last day of fiscal 2020, as the date upon which the Company would identify the "median employee". The Company identified a new "median employee" for fiscal 2020 as a result of the changes in the workforce in fiscal 2020 arising from the economic impact of COVID-19.

        In accordance with the "de minimis exemption" adjustment permitted by SEC rules, which allows the exclusion of certain employees working in jurisdictions outside of the United States of America in an aggregate maximum equal to less than five percent of the Company's total employees, all employees of the Company's affiliates located in China (ten employees) and Singapore (three employees) were excluded from the calculation used to determine the median employee. To identify the median employee from the employee population, the Company collected actual salary, bonus paid, other lump sums, life insurance premiums and 401(k) plan matches paid by the Company during the 12-month period ended September 30, 2020. In making this determination, the Company annualized the compensation of all newly hired employees during this period.

Environmental, Social and Governance Matters

        In addition to the information set forth below, further information regarding the Company's environmental, social and governance activities can be found under the Sustainability tab on the Company's website at www.haynesintl.com/company-information/sustainability.

  Governance and Social Matters

        The Company is committed to a culture of openness, trust and integrity in all aspects of its business, including compensation. It is critical that all employees, vendors and customers understand and accept that, in everything it does, the Company will conduct itself from the perspective of "doing the right thing for the right reason" at all times.

        The Company has a number of policies in place governing social and ethical issues, including, without limitation:

  •
  Code of Business Conduct and Ethics

  •
  Anti-Harassment Policy

  •
  Human Rights Policy

  •
  Human Trafficking Policy

  •
  Anti-Corruption Policy

  •
  Conflict Minerals Policy

  •
  Gift Policy

  •
  Supplier Code of Conduct

        All Company employees must certify compliance with the Code of Business Conduct and Ethics annually, and regular training is provided to employees regarding these and other policies. In addition, the Company maintains a whistleblower hotline with access available on an anonymous basis online or by telephone.

  Environmental Matters

        The Company has an enterprise level environmental policy, which focuses on fostering a safe workplace, while protecting the environment and complying with laws and health and safety management systems. The Company utilizes available resources to improve quality, environmental and health and safety management systems, as well as set objectives and targets for each. This policy is communicated to contractors and vendors who provide services on site, and the Company periodically audits selected suppliers from an environmental compliance perspective.

        The Company is conscious of its environmental impact and is actively working to lighten its carbon footprint. The ever-increasing demand for clean energy generation has led to the development of several emerging technologies that require high-temperature alloys for demanding operating conditions.

        Since the invention of HASTELLOY® X alloy in 1954, the Company's alloys have made it possible for aerospace engines to run at high temperatures for long periods of time. Engines being placed in service today reportedly consume 15% less fuel, produce 50% less pollutants and reduce the noise footprint near airports compared to the previous generation of airplane engines. The environmental related improvements stem in part from the increased use of alloys, such as HASTELLOY® X, HAYNES® 188, 230®, 282®, 242®, 244® and other Haynes invented alloys.

        In addition to the Company's alloys for energy production and powering modern aircraft in a more environmentally friendly manner, the Company's alloys are used in chemical plants that produce ecologically safe agrichemicals which help to feed the world's growing population. Company-invented HASTELLOY® G-35®, HYBRID-BC1® and C-276 alloys are commonly used in these applications. In addition, HASTELLOY® C-22®, C-2000® and B-3® alloys are used by pharmaceutical companies for production of chemicals.

        Renewable power generation offers the promise of producing power from nature's resources, such as wind, sun, rivers and oceans, with minimal depletion to the Earth's resources and damage to the environment. Many renewable energy technologies require the capture of energy at very high temperatures in extreme environments for which the Company's alloys are well suited. For example, the Company's materials withstand intense heat in concentrated solar power plants to facilitate storable thermal power to generate electricity after the sun sets.

        Since fiscal year 2010, the Company has invested more than $2.0 million in energy conservation programs, and as a result, the Company now saves approximately $1.1 million in energy costs per year. The Company has specific targets in place for reducing electricity and natural gas consumption in its energy conservation programs.

        The Company maintains an environmental management system certified to the ISO 14001:2015 standard, and Kokomo operations are ISO 50001:2018 certified. The Company's facilities are subject to periodic inspection by various regulatory authorities.

Human Capital Resources

        The Company continues to prioritize human capital strategic planning. Accordingly, the Company has adopted and maintains a number of programs and practices designed to attract and retain the best available personnel.

  Succession and Recruitment

        The Company has an organizational development and succession planning process in place for human capital strategic planning. The strategic development process often consists of multi-year succession and development plans. Such succession plans have been utilized in departments such as Sales & Distribution, Research & Technology, Marketing and Manufacturing.

        In response to the COVID-19 pandemic and other market forces that have altered, and are expected to continue to alter, the workforce and the manner in which it functions, the Company is redefining how many roles within the Company may be performed. For example, through experience with the COVID-19 pandemic, the Company has learned that many non-production employees are able to perform all or substantially all of their job functions outside of the office. In addition, virtual meetings have been used to substantially reduce travel as well as in-person contact. The Company is evaluating the effects of these and other changes on its current and future workforce, including their potential to provide the Company access to a broader recruiting pool for potential new employees, including workers in specialized areas such as metallurgy and other with specialties relating to the Company's products, flexible role descriptions and/or working arrangements and other matters.

  COVID-19—Related Programs

        Economic conditions have limited hiring and succession planning implementation in some areas. In fiscal 2020, the Company predominantly hired new personnel in order to backfill crucial positions. Hiring for succession planning or bench strength has subsided during the economic downturn in business related to the COVID-19 pandemic and other factors.

        The onset of COVID-19 in the United States in fiscal 2020 and the ongoing economic downturn created additional risk related to key person retention and succession planning. In response to the economic conditions created by the COVID-19 pandemic, the Company implemented voluntary retirement incentives, reductions-in-force, unpaid furloughs and compensation reductions, which have created additional challenges to developing and retaining staff. In order to attempt to ease the effects of such actions, the Company extended health insurance to furloughed employees for certain periods, offered paid sick leave for certain periods and encouraged use of the Company's existing wellness and mental health services through its employee assistance program.

        However, the cost saving measures created possible higher risk of turnover of key employees. Additionally, if other industries rebound faster than the Company's end markets, particularly aerospace, those circumstances could create competition for the Company's acquisition and retention of employees with specific skill sets. Nonetheless, the Company has established formal and informal development activities to promote employee retention and position the Company for success in the long term.

  Retirement and Exit Programs

        The Company has established a phased retirement program with limited application to sustain the Company's access to institutional knowledge of employees with specialized skill sets who would like to phase into retirement. At the same time, the program is designed to facilitate a smooth transition for their successors. This program has been limited in its use but strategically beneficial.

        The Company also utilizes exit interviews and on-boarding interviews to provide feedback regarding turnover and employee desires for growth and development. These interviews are also utilized to identify drivers of voluntary turnover and departures from the Company. Employee turnover rate and reasons, including voluntary and involuntary departures, are monitored annually. The global turnover rate in fiscal 2020 was 22%, compared to an average of 14% in the prior two fiscal years. Both voluntary and involuntary terminations, including retirements, are used to calculate the turnover rate. The reduction-in-force resulting from the COVID-19 pandemic accounted for most of the increased turnover rate in fiscal 2020.

  Compensation Equity

        In fiscal 2020, the Company conducted an inflation-adjusted compensation analysis to promote competitive compensation. This analysis took into account ranges for the geographical area, education level and job title under consideration. The Company's Human Resources Department develops offers for new salaried employees and also develops and administers promotions to maintain the internal integrity of the compensation levels for comparable positions. The Compensation Committee, with the recommendation of the full Board in the case of incentive compensation, determines annual salaries of the Company's executive management team, taking into account similarly situated executives employed by a peer group of companies while also considering input of the Compensation Committee's independent compensation consultant.

  Diversity and Inclusion

        The Corporate Governance and Nominating Committee of the Board (the "Governance Committee") considers diversity as a criteria evaluated as a part of the attributes and qualifications a Board candidate possesses. The Governance Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, in addition to race, gender, age, ethnicity and cultural backgrounds as elements that contribute to a diverse Board. In keeping with this diversity commitment, the two most recent directors appointed to the Board, each of whom brings substantial experience in the form of executive leadership in the specialty metals industry and the U.S. Air Force, respectively, further the Board's goal of enhancing diversity.

        Management also considers similar broad concepts of diversity in its hiring practices as well as its selection of vendors, contractors and other service providers. As a federal government subcontractor, the Company follows federal rules and regulations relating to diversity and other matters, including reporting requirements.

        In fiscal 2020, the Company's Chief Executive Officer sent an open letter to employees in response to the racial and diversity issues being addressed more broadly in the United States and elsewhere. In that letter, he affirmed the Company's commitment to diversity and solicited questions and comments from employees regarding these matters. As a result of that letter, the Chief Executive Officer held numerous one-on-one conversations with employees in connection with these issues and thereby gained valuable insight from the employees' perspective.

  Company Culture

        The Company has controls in place relating to compliance with the Company's Code of Business Conduct and Ethics, including a requirement for annual employee certification of that code as well as an established whistleblower hotline and related procedures. In addition, human capital management, and more specifically employee hiring and retention, are included within the Company's Enterprise Risk Management program, which is subject to Board oversight through regular reporting. Also, the Chief Executive Officer discusses the Code and emphasizes the need to act in an ethical manner at each quarterly employee meeting or update.

  Community Involvement

        The Company has used internships and partnerships with universities to enrich recruiting efforts, particularly for technical roles such as research, alloy development and engineering. The Company has also utilized outreach and partnerships with local community resources at all major locations such as community and technical colleges, workforce development agencies, industry groups and other entities to strengthen the Company's hiring process and expand the future workforce candidate pool.

  Employee Engagement and Wellness

        The Company has a long-standing tuition reimbursement program to assist employees with the continuation of their educations. In addition, employee assistance programs offer counseling for emotional, financial and family issues. Continuing financial planning education is provided by the Company's 401(k) plan administrator to assist employees in financial and retirement planning. For many years, the Company's investment in human capital has involved commitments to worker training, apprenticeship programs and funding college scholarships.

        In response to COVID-19, the Company adopted a broad approach to increased safety, including work-at-home arrangements for employees who were able to do so, temporary furloughs to decrease the number of people in its facilities, requirements for the wearing of masks and for social distancing, increased cleaning between shifts, readily available hand sanitizing stations, widespread signage reminding employees of the importance of these measures and other steps.

  Management and Board Oversight

        Management is engaged in the Company's efforts regarding management of human capital resources at all levels through regular informational meetings, the Company's Enterprise Risk Management program and organized succession planning. The Board oversees these activities through regular reports by senior management regarding new or altered programs and as part of the Enterprise Risk Management process. In addition, the Compensation Committee of the Board is actively engaged in monitoring and encouraging diversity at the Board level as well as achieving and maintaining internal and external pay equity for the executive team and the Board members while overseeing incentive compensation more broadly throughout the organization. In promoting external pay equity, the Board and the Compensation Committee make use of peer comparisons and benchmarking measures.

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2020 with the Company's management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee discussed with the independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the Commission. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors' independence from the Company and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2020, for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

  Respectfully submitted,

  Donald C. Campion, Chair
  Dawne S. Hickton
  Larry O. Spencer

6.     RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, to be the Company's auditors for the fiscal year ended September 30, 2021, and the Board of Directors is asking stockholders to ratify that selection. The Company is not required to have the stockholders ratify the selection of Deloitte as the independent auditor. The Company nonetheless is doing so because the Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Deloitte, but ultimately may decide to retain Deloitte as the Company's independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Before selecting Deloitte, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Company has been advised by Deloitte that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

        Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of the Company's financial statements.

        Audit Fees—The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Deloitte for the fiscal years ended September 30, 2019 and 2020, including fees for an integrated audit which included the Sarbanes-Oxley attestation audit and reporting to the Securities and Exchange Commission (SEC), of $1,098,596 and $1,030,052, respectively.

        Audit-Related Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for audit-related services during fiscal 2019 and 2020 of $16,190 and $7,105, respectively. These services related primarily to benefit plan audits and special projects.

        Tax Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for services rendered related to tax compliance, tax advice and planning during fiscal 2019 and 2020 of $459,197 and $378,419, respectively. Services included preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

        All Other Fees—The Company did not incur any additional fees for services rendered by Deloitte in the fiscal years ended September 30, 2019 and 2020.

        The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors' independence. All audit and non-audit services performed by the Company's independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors' independence.

        The Company's policies require that the scope and cost of all work to be performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of the Company, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the fee estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2019 and 2020.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

7.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As described in detail under the heading "Executive Compensation" the Company's executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company's executives and stockholders so that a significant portion of each executive's compensation is linked to maximizing stockholder value. Under the programs, the Named Executive Officers are provided with opportunities to earn rewards for the achievement of specific annual and long-term goals that are directly relevant to the Company's short-term and long-term success. Accordingly, as a result of the Company's financial performance in recent years MIP payments for fiscal 2018 and 2019 were made at levels between the minimum and target payment levels, and no MIP payouts were made for fiscal 2020. Similarly, equity awards for which vesting depended upon achievement of a measurement of income for those periods were forfeited. The effectiveness of this alignment is demonstrated by the fact that financial under performance by the Company and under performance of its stock price in recent years has resulted in only partial or no payouts under the Company's management incentive plan and forfeiture of equity incentive awards that did not meet required performance targets, as well as the lack of value creation due to stock option exercise prices being above the trading price of the Company's common stock. The Company believes it has undertaken significant efforts to improve its operational and financial performance, which did improve during the first half of fiscal 2020. Operating margins and financial results in the second half of fiscal 2020 were significantly adversely affected by the economic and other impacts of the COVID-19 pandemic.

        Please read the "Compensation Discussion and Analysis" beginning on page 16 for additional details about the Company's executive compensation philosophy and programs, including information about the Fiscal Year 2020 compensation of the Named Executive Officers.

        The Compensation Committee of the Board of Directors continually reviews the Company's compensation programs to ensure they achieve the desired objectives. As a result of its review process, in fiscal year 2020 the Compensation Committee took the following actions with respect to the Company's executive compensation practices:

  •
  established corporate performance goals under the MIP based on the Company's attainment of certain net income levels, creating a clear and direct relationship between executive pay and corporate performance;

  •
  made grants of restricted stock subject to time-based vesting and performance shares subject to the achievement of performance conditions, in order to reward executive officers for the achievement of both long-term and strategic goals;

  •
  established base salary and overall compensation at levels that are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity; and

  •
  designed the elements of the compensation program to retain and incentivize the Named Executive Officers and align their interests with those of the stockholders.

        The Company seeks your advisory vote on the compensation of the Named Executive Officers. The Company asks that you support the compensation of the Named Executive Officers as described in this proxy statement by voting in favor of this proposal. This proposal, commonly known as a "say-on-pay" proposal, gives the Company's stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee will review the voting results and consider them, along with any specific insight gained from stockholders of Haynes and other information relating to the stockholder vote on this proposal, when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

8.     OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the annual meeting other than those referred to above. If (a) any matters unknown to the Board of Directors as of the date of this proxy statement should properly come before the annual meeting; (b) a person not named herein is nominated at the annual meeting for election as a director because a nominee named herein is unable to serve or for any reason will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the annual meeting; or (d) any matters should arise incident to the conduct of the annual meeting, then the proxies will be voted with respect to such matters in accordance with the recommendations of the Board of Directors of the Company.

By Order of the Board of Directors,

Janice W. Gunst
Corporate Secretary
January 22, 2021

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SHAREOWNER SERVICESSM P.O. BOX 64945 ST. PAUL, MN 55164-0945 During The Meeting - Go to www.virtualshareholdermeeting.com/HAYN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D29240-P47803 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HAYNES INTERNATIONAL, INC. The Board of Directors Recommends a Vote FOR Items 1 through 7. Election of Directors For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1. Donald C. Campion 2. Robert H. Getz 3. Dawne S. Hickton 4. Michael L. Shor 5. Larry O. Spencer For Against Abstain ! ! ! ! ! ! 6. Ratification of Independent Registered Public Accounting Firm: To ratify the appointment of Deloitte & Touche, LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2021. Advisory vote on Executive Compensation: To approve in an advisory capacity the company's executive compensation. 7. 8. Other Matters: In their discretion, on such other matters as may properly come before the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 7, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO PROPOSAL 8. Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, February 23, 2021 10:00 a.m. (EST) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D29241-P47803 Haynes International, Inc. 1020 West Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013 proxy This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, February 23, 2021, or any adjournment thereof. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 through 7. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. By signing the Proxy, you revoke all prior proxies and appoint Michael L. Shor, Daniel W. Maudlin and Janice W. Gunst, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 is hereby acknowledged. This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the virtual Annual Meeting and voting online during the meeting, (iii) giving written notice of revocation to the Secretary of the Company or (iv) entering a new vote over the Internet or by telephone. See reverse for voting instructions.